Filed Pursuant to Rule 424(b)(2)
Registration Number 333-182854

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 21, 2012)

American Depositary Shares

Representing 12,500,000 Ordinary Shares

We are offering 12,500,000 American Depositary Shares, or ADSs, representing ordinary shares of Sequans Communications S.A., a French company. Each ADS will represent one ordinary share, nominal value €0.02 per share. Our ordinary shares, in the form of ADSs, are listed on the New York Stock Exchange, or NYSE, under the symbol “SQNS.” On November 20, 2013, the last reported sale price for our ADSs on the NYSE was $2.01 per ADS.

Bpifrance Participations S.A. (“Bpifrance”), a fund operated by the French government, intends to purchase 5,000,000 ADSs in the offering.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

	Per ADS	Total
Public Offering Price	$1.8000	$22,500,000
Underwriting Discount (1)	$0.1125	$1,406,250
Proceeds, Before Expenses, to Sequans	$1.6875	$21,093,750

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters may also purchase up to an additional 1,875,000 ADSs from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

We anticipate that delivery of the ADSs will be made on or about November 26, 2013.

Sole Book-Running Manager

Needham & Company

Co-Manager

Craig-Hallum Capital Group

The date of this prospectus supplement is November 21, 2013

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 (File No. 333-182854) that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings up to a total of $50.0 million.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the ADSs offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of ADSs and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the ADSs. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the headings “Incorporation of Documents by Reference” and “Where You Can Find More Information” below before making your investment decision. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is current as of the date such information is presented, regardless of the time of delivery of this prospectus supplement or of any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections entitled “Incorporation of Documents by Reference” and “Where You Can Find More Information” below.

We use various trademarks and trade names in our business, including without limitation “Sequans.” This prospectus supplement and the accompanying prospectus also contain trademarks, trade names and service marks of other businesses that are the property of their respective owners.

In this prospectus supplement and the accompanying prospectus, except where the context otherwise requires and for purposes of this prospectus supplement and the accompanying prospectus only:

•	“we,” “us,” “our company,” “the Company,” “the registrant,” “our” and “SQNS” refer to Sequans Communications S.A. and its subsidiaries;

•	“shares” refer to our ordinary shares;

•	all references to the “Euro” or “€” are to the euro currency of the European Union and references to “U.S. dollars,” “dollars” or “$” are to Unites States dollars; and

•	discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

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No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Unless we indicate otherwise, U.S. dollar translations of euro amounts presented in this prospectus are translated at the rate of €1.00 = $1.3186, the noon buying rate for euros in New York City on December 31, 2012, or at the rate of €1.00 = $1.3505, the noon buying rate for euros in New York City on September 30, 2013 in the case of the nine-month period ended September 30, 2013, each as set forth in the H.10 statistical release of the Federal Reserve Board.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the ADSs. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Sequans Communications S.A.

We are a leading fabless designer, developer and supplier of 4G LTE and WiMAX semiconductor solutions for wireless mobile broadband applications, with a specific focus on the single-mode device market. Our solutions incorporate baseband processor and radio frequency, or RF, transceiver integrated circuits, or ICs, along with our proprietary signal processing techniques, algorithms and software stacks. Our high performance ICs deliver high throughput, low power consumption and high reliability in a small form factor and at a competitive price. In the LTE market, we believe the single-mode, or LTE-only, device market is a potentially large and underserved segment of the overall LTE device market, and that these devices are characterized by attractive attributes not typically found in the traditional multi-mode device market. Specifically, we believe there are significant advantages in size, power consumption, product cost, development costs and certification costs for our customers producing LTE-only devices compared to their more expensive, larger, more power hungry and more complex multi-mode counterparts. As a result, we believe that the LTE-only market will continue to increase, especially as operators fully deploy their LTE networks and as the volume of data traffic continues to grow. We believe our LTE solutions are among the most highly optimized, efficient and mature solutions in the industry, and that they are differentiated from both the multi-mode solutions providers and from rivals providing single-mode 4G solutions.

We have successfully brought to market five generations of 4G wireless chipsets, including two generations of LTE chipsets, and in February 2013, we announced our third generation LTE Advanced chipset. The cost, size and power efficiency of our LTE chip designs, coupled with our deep understanding of system-level architecture, our advanced wireless signal processing intellectual property and our RF expertise, enable us to provide high-performance, low-power and cost-efficient 4G semiconductor solutions, allowing us to target a wide range of wireless broadband devices. Our solutions serve as the core wireless broadband communications platform in these devices, including smartphones; USB dongles; portable routers; embedded wireless modems for laptops, tablets, and other consumer multimedia and industrial devices; and customer-premises equipment, such as residential gateways.

From 2005 through September 30, 2013, we shipped approximately 16.6 million 4G baseband-based semiconductor solutions, which have been deployed by leading wireless carriers around the world. Until the end of 2012, our shipments were primarily WiMAX products. In the nine months ended September 30, 2013, shipments of our LTE products increased and in the future LTE shipments are expected to outpace WiMAX shipments as the WiMAX market declines.

Given that LTE and WiMAX share a common technology platform, we have leveraged our leadership in WiMAX to successfully develop highly competitive LTE semiconductor solutions that are being deployed globally. Our LTE solutions are currently in commercial deployments in Australia and Brazil, have successfully completed the Verizon Wireless chipset certification process in the United States, have received China’s Ministry of Industry and Information Technology approval to participate in China Mobile’s large-scale LTE trials, and are presently under evaluation or in trials with other leading wireless carriers in India, Japan, Europe, the United States and elsewhere. More than a dozen OEM or ODM customers have chosen to design products using our

LTE solutions. Our LTE product line comprises two families: our StreamrichLTE™ family addresses the high-performance, feature-rich device segment, while the StreamliteLTE™ family is designed specifically to address the unique price/performance requirements of the “Internet of Things” market, including connected consumer electronics and machine-to-machine devices. In 2013, we introduced the EZLinkLTE™ family of LTE modules, which provide all-in-one connectivity solutions designed to simplify the task, and reduce the cost, of embedding LTE into mobile computers, tablets, home networking and machine-to-machine devices. The first two EZLinkLTE modules have been certified by Verizon Wireless for use on their LTE network.

The research firm Strategy Analytics projects that the number of LTE devices shipped annually will increase from 355 million in 2013 to 1.04 billion in 2017, representing a CAGR of approximately 31%. Nearly 3.5 billion LTE devices are expected to ship over this timeframe, and according to Strategy Analytics, more than 600 million of them will be single-mode LTE devices.

Our 4G semiconductor solutions are incorporated into devices sold by many leading OEMs and ODMs, including HTC, Huawei, Modacom, NationZ, Gemtek, Zyxel, Mitsumi, Alvarion, Sagemcom, Accton and others. Our WiMAX products have been deployed by many wireless carriers worldwide, including seven of the ten largest WiMAX carriers globally by number of subscribers according to a 2010 report by BWA Research UK.

We were incorporated as a société anonyme under the laws of the Republic of France, or France, on October 7, 2003, for a period of 99 years. We are registered at the Nanterre Commerce and Companies Register under the number 450 249 677. Our principal executive offices are located at 19 Le Parvis, 92073 Paris-La Défense, France, and our telephone number is +33 1 70 72 16 00. Our agent for service of process in the U.S. is GKL Corporate/Search, Inc., 915 L Street, Suite 1250, Sacramento, California 95814.

Our website is www.sequans.com. The information on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Sequans Communications S.A.

ADSs offered by us	12,500,000 ADSs representing 12,500,000 ordinary shares

ADSs to be outstanding after the offering	57,183,839 ADSs representing 57,183,839 ordinary shares, assuming the deposit of all outstanding shares into the ADS deposit facility.

The ADSs	Each ADS will represent one ordinary share, nominal value €0.02 per share. You will have the rights of an ADS holder as provided in the deposit agreement among us, The Bank of New York Mellon, the depositary, and holders and beneficial owners of ADSs from time to time. To better understand the terms of the ADSs, you should carefully read the section entitled “Description of American Depositary Shares” in the accompanying prospectus.

Use of Proceeds	We intend to use the proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page S-28.

Risk Factors	See “Risk Factors” beginning on page S-4 for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

NYSE symbol	SQNS

Income Tax Considerations	See “Certain Income Tax Considerations” in this prospectus supplement for a discussion of certain material income tax considerations of an investment in the ADSs.

Bpifrance Participation	Bpifrance intends to purchase 5,000,000 ADSs in the offering. Georges Karam, our co-founder and chairman of our board of directors, has agreed, subject to certain exceptions, so long as Bpifrance owns at least 5% of the outstanding shares or voting rights of Sequans: (i) to support the designation of a director by Bpifrance to serve on Sequans’ board, and (ii) to hold at least (x) 2,485,942 ordinary shares of Sequans until at least 12 months after the offering and (y) 1,533,714 ordinary shares of Sequans until December 1, 2016.

The number of our ordinary shares to be outstanding after the offering is based on 44,683,839 ordinary shares outstanding as of September 30, 2013 and excludes, at September 30, 2013:

•	an aggregate of 880,600 shares reserved for future issuance under our currently outstanding equity plans;

•	4,558,548 shares issuable upon the exercise of outstanding stock options, founders warrants and warrants granted pursuant to our currently outstanding equity plans at a weighted average exercise price of $5.03 per share; and

•	77,000 shares issuable at the end of the vesting period pursuant to our currently outstanding restricted share award plans.

Unless otherwise stated, the information in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional ADSs from us to cover over-allotments.

RISK FACTORS

Investing in our ADSs involves a high degree of risk. You should carefully consider the following risks and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our historical financial statements and related notes, before deciding whether to purchase our ADSs. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. The occurrence of any of the following risks could materially and adversely harm our business, financial condition or prospects. The trading price of our ADSs could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a history of losses and experienced a significant decline in revenue since 2011, and we may not achieve or sustain profitability in the future, on a quarterly or annual basis.

We were established in 2003 and began operations in 2004, and have incurred losses on an annual basis since inception. We experienced net losses of $2.7 million, $0.4 million and $33.0 million in 2010, 2011 and 2012, respectively. At September 30, 2013, our accumulated deficit was $115.0 million. We expect to incur significant expense related to the development of our LTE products and expansion of our business, including research and development and sales and administrative expenses. Additionally, we may encounter unforeseen difficulties, complications, product delays and other unknown factors that require additional expense. As a result of these increased expenditures, we will have to generate and sustain substantially increased revenue to achieve profitability. We experienced a significant decline in revenue in the nine months ended September 30, 2013 to $8.7 million from $19.1 million in the nine months ended September 30, 2012 and in 2012 to $22.3 million from $93.7 million in 2011 due to lower sales of WiMAX products, following changes in the WiMAX market in the United States beginning in the second half of 2011, and delays in the building out of LTE networks. Our revenue growth trends in periods prior to 2012 may not be repeated. Accordingly, we may not be able to achieve or maintain profitability, and we may continue to incur significant losses in the future.

We currently derive a significant portion of our revenue from sales of our semiconductor solutions for the WiMAX segment of the 4G market, although we expect the WiMAX market and WiMAX sales to decline over time. If the WiMAX market declines more quickly than expected prior to us generating significant revenue from LTE products, our results of operations will be further harmed.

We currently derive a significant portion of our revenue from the sale of our semiconductor solutions for the WiMAX market and expect we could do so through the end of 2013. In the second half of 2011, the WiMAX market experienced a decline due to the global economic factors and a shift in strategy by large WiMAX carriers, including Sprint, the largest driver of demand for WiMAX semiconductor solutions, to LTE, which significantly harmed our results of operations for the fourth quarter of 2011 and the year ended December 31, 2012. We believe this reduction in the size of the WiMAX market to be permanent, although we expect the market will continue to exist on a reduced basis for a number of years as it will take time for all WiMAX operators to make the transition to LTE. If the WiMAX market declines more quickly than expected prior to us generating significant revenue from LTE products, our results of operations will be further harmed. We have invested substantial time and resources in developing products that support LTE, and have begun to generate substantial LTE revenue starting in the third quarter of 2013. If we fail to accurately predict market requirements or market demand for LTE, or if our solutions are not successfully developed or adopted by our customers, we will be unable to generate significant revenue from the LTE market and our business will suffer. If LTE networks are deployed to a lesser extent or more slowly than we currently anticipate, especially in light of the decline of the WiMAX market, or if other competing 4G protocols achieve greater market acceptance or operators do not migrate to LTE, we may not realize any benefits from this investment. As a result, our business, operating results and financial condition will be significantly harmed.

Our LTE semiconductor solutions do not incorporate support for 2G or 3G protocols, and we currently focus on selling these solutions into the market for LTE-only devices. If the market for LTE-only devices materializes more slowly or at a lower volume level than we anticipate, our results of operations may be harmed.

Our semiconductor solutions currently support only 4G protocols. As a result, our LTE strategy focuses primarily on selling into the LTE-only device market. The growth rate and size of the market for LTE-only devices is dependent on a number of factors, including the degree of geographic and population coverage by LTE networks. If this coverage does not materialize as quickly as we expect, if fewer LTE carriers that we expect offer comprehensive LTE coverage in their geographic operating areas, of if these LTE carriers require support for 2G or 3G protocols in a larger proportion of their overall device portfolio than we expect, then demand for LTE-only semiconductor solutions like ours would be lower and our results of operations would be harmed.

If we are unsuccessful in developing and selling new products on a timely and cost-effective basis or in penetrating new markets, in particular the single-mode LTE market, our business and operating results would suffer.

The markets in which we and our customers compete or plan to compete are characterized by rapidly changing technologies and industry standards and technological obsolescence. Our ability to compete successfully depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. A fundamental shift in technologies in any of our target markets could harm our competitive position within these markets. In addition, such shifts can cause a significant decrease in our revenues and adversely affect our operating results, as we saw in 2012 with technology shifting from WiMAX to LTE. Our failure to anticipate these shifts, to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenue and a loss of design wins. The development of new technologies and products generally requires substantial investment before they are commercially viable. We intend to continue to make substantial investments in developing new technologies and products, including our LTE products, and it is possible that our development efforts will not be successful and that our new technologies and products will not be accepted by customers or result in meaningful revenue. If the semiconductor solutions we develop fail to meet market or customer requirements or do not achieve market acceptance, our operating results and competitive position would suffer.

Our success and the success of our new products will depend on accurate forecasts of future technological developments, customer and consumer requirements and long-term market demand, as well as on a variety of specific implementation factors, including:

•	accurate prediction of the size and growth of the LTE markets, and in particular the market for LTE-only, also referred to as single-mode LTE, products where no fall back to 2G or 3G technology is required;

•	accurate prediction of changes in device manufacturer requirements, technology, industry standards or consumer expectations, demands and preferences;

•	timely and efficient completion of process design and transfer to manufacturing, assembly and test, and securing sufficient manufacturing capacity to allow us to continue to timely and cost-effectively deliver products to our customers;

•	market acceptance, adequate consumer demand and commercial production of the products in which our semiconductor solutions are incorporated;

•	the quality, performance and reliability of our products as compared to competing products and technologies; and

•	effective marketing, sales and customer service.

The markets for our semiconductor solutions are characterized by frequent introduction of next generation and new products, short product life cycles and significant price competition. If we or our customers are unable to manage product transitions in a timely and cost-effective manner, our business and results of operations would suffer. In addition, frequent technology changes and introduction of next generation products may result in inventory obsolescence, which could reduce our gross margins and harm our operating performance. If we fail to timely introduce new products that meet the demands of our customers or our target markets, or if we fail to penetrate new markets, our revenue will decrease and our financial condition would suffer.

Certain of our customers use third party suppliers for LTE radio transceivers. If such third party suppliers are unable to assure supply to our customer, our sales of LTE basebands to these customers could be adversely affected .

While we have our own radio transceiver (RF) solution for certain frequencies, a number of our LTE design wins are for products in other frequencies bands and use RF solutions provided by third party suppliers. If such third party suppliers are unable to supply their RF solutions, have technical or quality problems with their RF solutions, or declare their RF solutions’ end-of-life, the success of our customers’ products which incorporate such third party RF solutions may be adversely impacted. As a result, our sales of LTE baseband products integrated in these customers’ products could be adversely impacted.

If we fail to successfully develop, commercialize, produce and sell our new module product line, our business, revenue and operating results may be harmed.

We have recently introduced a new product module line. Our modules incorporate many components in addition to our chipsets. We may lack the purchasing power to acquire at competitive prices certain components required to produce modules, and we do not expect to be able to command selling prices for those modules that allow us to maintain traditional semiconductor-only margins for the full module. In the near future, modules could represent a large portion of our revenue mix, which could negatively impact our overall gross margin. At some point, certain large customers may decide to buy the modules directly from the manufacturers who purchase our chipsets, rather than us, in order to reduce their costs. This may result in a reduction of our gross profit, but an improvement of overall gross margin percentage, compared to the case where we sell the modules ourselves.

The module components may be sourced from numerous different suppliers. Some of these components may periodically be in short supply or be subject to long lead times, which could affect our ability to meet demand for our modules, therefore delaying our revenue. In addition, we rely on various contract manufacturers to produce our modules. If those vendors encounter any issues with production capacity, quality or reliability of their work product, it could adversely affect our revenue and our reputation in the market. If our ability to expand our product platform is significantly delayed or if we are unable to leverage our module as expected, our business and financial condition could be materially and adversely affected.

If customers request from us, and we agree to provide, a wide variety of module variants or SKUs (stock-keeping units) to support different operators or different end-applications, our expenses associated with developing, sourcing and certifying our module products would increase. In addition, managing supply and demand across multiple SKUs may increase the possibility that we will under or over-forecast a given SKU, resulting in either delayed revenue or excess inventory.

Participating in the module business could create a perception among our customers that we are competing with them if they are also in the module business, which could impair our chipset business prospects with such customers. The module can be considered an end product with full LTE functionality and therefore there is market pressure from manufacturers of products not normally incorporating a communication function for us to sell the module with essential IP indemnification. We intend to negotiate license agreements for the module in order to offer standard indemnification to our manufacturing partners, but there can be no assurance that we will be successful in obtaining licenses on acceptable terms.

We depend on the commercial deployment of 4G wireless communications equipment, products and services to grow our business, and our business may be harmed if wireless carriers delay or are unsuccessful in the commercial deployment of 4G technology or if they deploy technologies that are not supported by our solutions.

We depend upon the commercial deployment of 4G wireless communications equipment, products and services based on our technology. While many wireless carriers have commercially deployed 3G networks, we cannot predict the timing or success of commercial deployments of 4G networks whether by existing 2G/3G network operators or by new wireless carriers. Deployment of new networks by wireless carriers requires significant capital expenditures, well in advance of any revenue from such networks. In the past, wireless carriers have cancelled or delayed planned deployments of new networks. If existing deployments are not commercially successful or do not continue to grow their subscriber base, or if new commercial deployments of 4G networks are delayed or unsuccessful, our business and financial results would be harmed.

During network deployment, wireless carriers often anticipate a certain rate of subscriber additions and, in response, operators typically procure devices to satisfy this forecasted demand. If the rate of deployment of new networks by wireless carriers is slower than we expect or if 4G technology is not as widely adopted by consumers as we expect, the rate of subscriber additions may be slower than expected, which will reduce the sales of our products and cause OEMs and ODMs to hold excess inventory. This would harm our sales and our financial results. A limited number of wireless carriers have started testing 4G networks and a smaller number of wireless carriers have launched limited 4G networks, but the timing and extent of 4G network deployments remains uncertain, and we might not be successful in developing and marketing our semiconductor solutions targeting 4G markets.

In addition, wireless carriers may choose to deploy technologies not supported by our solutions. If a 4G technology that is not supported by our semiconductor solutions gains significant market share or is favored by a significant wireless carrier, we could be required to expend a significant amount of time and capital to develop a solution that is compatible with that alternative technology. If we are not successful, we could lose design wins with respect to that technology and our business and financial results would be harmed. Moreover, once a competitor’s solution is chosen by a wireless carrier, OEM or ODM we will have difficulty supplanting those solutions with ours.

We depend on a small number of customers for a significant portion of our revenue. If we fail to retain or expand customer relationships, our business could be harmed.

A significant amount of our total revenue is attributable to a small number of customers, and we anticipate that this will continue to be the case for the foreseeable future. These customers may decide not to purchase our semiconductor solutions at all, to purchase fewer semiconductor solutions than they did in the past or to alter the terms on which they purchase our products. In addition, to the extent that any customer represents a disproportionately high percentage of our accounts receivable, our exposure to that customer is further increased should they be unable or choose not to pay such accounts receivable on a timely basis or at all.

Our top ten customers accounted for 91%, 95% and 80% of our total revenue in 2010, 2011 and 2012, respectively. HTC accounted for 66%, 78% and 32% of our total revenue in 2010, 2011 and 2012, respectively. HTC also accounted for 10% of our accounts receivable at December 31, 2012. Huawei accounted for less than 10% of our total revenue in 2010 and 2011 and 16% of our revenue in 2012. Huawei also accounted for 15% of our accounts receivable at December 31, 2012. We expect that some of these customers, who currently purchase primarily WiMAX solutions, could continue to represent a significant percentage of our revenue in 2013 because we expect that the number of WiMAX customers is likely to be limited as the WiMAX industry consolidates and customers prepare for the adoption and commercialization of LTE technology. We also expect to have a limited number of LTE customers and could experience similar customer concentration in that market as it evolves. The loss of any significant customer, a significant reduction in sales we make to them in general or during any period, or any issues with collection of receivables from customers would harm our financial condition and results of operations. For example, in the fourth quarter of 2011 and for the year ended December 31, 2012, our revenue decreased significantly compared to the prior periods as a result of the decline in sales to HTC. Furthermore, we must obtain orders from new customers on an ongoing basis to increase our revenue and grow our business. If we fail to expand our customer relationships, our business could be harmed.

We have significant ongoing capital requirements that could have a material effect on our business and financial condition if we are unable to generate sufficient cash from operations.

Our business requires significant capital investment to carry out extensive research and development in order to remain competitive. If the net proceeds from this offering, our cash on hand and cash generated from operations are not sufficient to fund our operations and capital requirements, we may be required to limit our growth, utilize our existing capital, or enter into financing arrangements at unfavorable terms, any of which could harm our business and financial condition.

We depend on one independent foundry to manufacture our products and do not have a long-term agreement with such foundry, and loss of this foundry or our failure to obtain sufficient foundry capacity would significantly delay our ability to ship our products, cause us to lose revenue and market share and damage our customer relationships.

Access to foundry capacity is critical to our business because we are a fabless semiconductor company. We depend on a sole independent foundry, Taiwan Semiconductor Manufacturing Company Limited, or TSMC, in Taiwan to manufacture our semiconductor wafers. Because we outsource our manufacturing to a single foundry, we face several significant risks, including:

•	constraints in or unavailability of manufacturing capacity;

•	limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

•	the unavailability of, or potential delays in obtaining access to, key process technologies.

If we do not accurately forecast our capacity needs, TSMC may not have available capacity to meet our immediate needs or we may be required to pay higher costs to fulfill those needs, either of which could harm our business, results of operations or financial condition. For example, in the third quarter of 2010, an unexpected sharp increase in demand for one of our products caused us to incur capacity utilization surcharges from TSMC in order to secure the necessary capacity and production of our semiconductor solutions in quantities and on a timeline sufficient to meet our customers’ expectations. Payment of these surcharges increased our cost of product revenue significantly and reduced our product margins in the third quarter of 2010 and for the year ended December 31, 2010.

The ability of TSMC to provide us with semiconductor wafers is limited at any given time by their available capacity and we do not have a guaranteed level of manufacturing capacity. We do not have any agreement with TSMC and place our orders on a purchase order basis. As a result, if TSMC raises its prices or is not able to satisfy our required capacity for any reason, including natural or other disasters, allocates capacity to larger customers or to different sectors of the semiconductor industry, experiences labor issues or shortages or delays in shipment of semiconductor equipment or materials used in the manufacture of our semiconductors, or if our business relationship with TSMC deteriorates, we may not be able to obtain the required capacity and would have to seek alternative foundries, which may not be available on commercially reasonable terms, in a timely manner, or at all.

Locating and qualifying a new foundry would require a significant amount of time, which would result in a delay in production of our products. In addition, using foundries with which we have no established relationship could expose us to unfavorable pricing and terms, delays in developing and qualifying new products, unsatisfactory quality or insufficient capacity allocation. We place our orders on the basis of our customers’ purchase orders and sales forecasts; however, foundries can allocate capacity to the production of other companies’ products and reduce deliveries to us on short notice. Many of the customers of TSMC, or foundries that we may use in the future, are larger than we are, or have long-term agreements with such foundries, and as a result those customers may receive preferential treatment from the foundries in terms of price, capacity allocation and payment terms. Any delay in qualifying a new foundry or production issues with any new foundry would result in lost sales and could damage our relationship with existing and future customers as well as our reputation in the market.

If our foundry vendor does not achieve satisfactory yields or quality, our reputation and customer relationships could be harmed.

The fabrication of semiconductor solutions such as ours is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields, and in some cases, cause production to be suspended. TSMC, or foundries that we may use in the future, could, from time to time, experience manufacturing defects and reduced manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by our foundry vendor could result in lower than anticipated manufacturing yields or unacceptable performance. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. Poor yields from our foundry vendor, or defects, integration issues or other performance problems in our semiconductor solutions could cause us significant customer relations and business reputation problems, harm our financial results and result in financial or other damages to our customers. In addition, because we have a sole source of wafer supply, these risks are magnified because we do not have an alternative source to purchase from should these risks materialize. If TSMC fails to provide satisfactory product to us, we would be required to identify and qualify other sources, which could take a significant amount of time and would result in lost sales. In addition, we indemnify our customers for losses resulting from defects in our products, which costs could be substantial. A product liability or other indemnification claim brought against us, even if unsuccessful, would likely be time-consuming and costly to defend.

Our customers may cancel their orders, change production quantities or delay production, and if we fail to forecast demand for our products accurately, we may incur product shortages, delays in product shipments or excess or insufficient product inventory, which could harm our business.

We do not have firm, long-term purchase commitments from our customers. Substantially all of our sales are made on a purchase order basis which permits our customers to cancel, change or delay product purchase commitments with little or no notice to us and without penalty. Because production lead times often exceed the amount of time required to fulfill orders, we often must manufacture in advance of orders, relying on an imperfect demand forecast to project volumes and product mix. Our ability to accurately forecast demand can be harmed by a number of factors, including inaccurate forecasting by our customers, changes in market conditions, changes in our product order mix and demand for our customers’ products. Even after an order is received, our customers may cancel these orders or request a decrease in production quantities. Any such cancellation or decrease subjects us to a number of risks, most notably that our projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls and excess or obsolete inventory, which we may be unable to sell to other customers. For example, in the fourth quarter of 2011, HTC, our largest customer, requested to take delivery of only 40% of the chips previously scheduled for delivery in December and to cancel the remainder of the scheduled shipment, as a result of global economic conditions and reduced WiMAX demand. As a result, our expected revenue for the fourth quarter of 2011 decreased significantly. Alternatively, if we are unable to project customer requirements accurately, we may not manufacture enough semiconductor solutions, which could lead to delays in product shipments and lost sales opportunities in the near term, as well as force our customers to identify alternative sources, which could affect our ongoing relationships with these customers. We have in the past had customers significantly increase their requested production quantities with little or no advance notice. If we do not fulfill customer demands in a timely manner, our customers may cancel their orders and we may be subject to customer claims for cost of replacement. Underestimating or overestimating demand would lead to insufficient, excess or obsolete inventory and could harm our operating results, cash flow and financial condition, as well as our relationships with our customers and our reputation in the marketplace.

If customers do not design our semiconductor solutions into their product offerings or if our customers’ product offerings are not commercially successful, our revenue and our business would be harmed.

We sell our semiconductor solutions directly to OEMs who include them in their products, and to ODMs who include them in their products they supply to OEMs. As a result, we rely on OEMs to design our semiconductor solutions into the products they sell. Because our semiconductor solutions are generally a critical component of our customers’ products, they are typically incorporated into our customers’ products at the design stage and the sales cycle typically takes 12 months or more to complete. Without these design wins, our revenue and our business would be significantly harmed. We often incur significant expenditures on the development of a new semiconductor solution without any assurance that an OEM will select our semiconductor solution for design into its own product. Because the types of semiconductor solutions we sell are a critical aspect of an OEM’s product, once an OEM designs a competitor’s semiconductor into its product offering, it becomes significantly more difficult for us to sell our semiconductor solutions to that customer for a particular product offering because changing suppliers involves significant cost, time, effort and risk for the customer. Further, if we are unable to develop new products in a timely manner for inclusion in such products, or if major defects or errors that might significantly impair performance or standards compliance are found in our products after inclusion by an OEM, OEMs will be unlikely to include our semiconductor solutions into their products and our reputation in the market and future prospects would be harmed.

Furthermore, even if an OEM designs one of our semiconductor solutions into its product offering, we cannot be assured that its product will be commercially successful and that we will receive any revenue from that OEM. This risk is heightened because 4G technology is rapidly emerging and most of our customers do not have significant experience designing products utilizing 4G technology. If our customers’ products incorporating our semiconductor solutions fail to meet the demands of their customers or otherwise fail to achieve market acceptance, our revenue and business would be harmed.

If we are unable to compete effectively, we may not increase or maintain our revenue or market share, which would harm our business.

We may not be able to compete successfully against current or potential competitors. If we do not compete successfully, our revenue and market share may decline. In the LTE market, we face or expect to face competition from established semiconductor companies such as Broadcom Corporation, Intel Corporation, Qualcomm Incorporated, Samsung Electronics Co. Ltd., Spreadtrum and ST-Ericsson N.V., as well as smaller entrants in the market such as GCT Semiconductor, Altair Semiconductor or Innofidei. In the WiMAX market, we compete with suppliers such as Broadcom Corporation and GCT Semiconductor, Inc.

Many of our competitors have longer operating histories, significantly greater resources and name recognition, and a larger base of existing customers than us. In addition, recently there has been consolidation within the industry, notably the acquisition of smaller competitors by larger competitors. The significant resources of these larger competitors may allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements or to bring new products to market in a more timely manner than us. In addition, these competitors may have greater credibility with our existing and potential customers. Further, many of these competitors are located in Asia or have a significant presence and operating history in Asia and, as a result, may be in a better position than we are to work with manufacturers and customers located in Asia. Moreover, many of our competitors have been doing business with customers for a longer period of time and have well-established relationships, which may provide them with advantages, including access to information regarding future trends and requirements that may not be available to us. In addition, some of our competitors may provide incentives to customers or offer bundled solutions with complementary products, which could be attractive to some customers, or adopt more aggressive pricing policies, which may make it difficult for us to gain or maintain market share.

Our ability to compete effectively will depend on a number of factors, including:

•	our ability to anticipate market and technology trends and successfully develop products that meet market needs;

•	our ability to deliver products in large volume on a timely basis at competitive prices;

•	our success in identifying and penetrating new markets, applications and customers;

•	our ability to accurately understand the price points and performance metrics of competing products in the market;

•	our products’ performance and cost-effectiveness relative to those of our competitors;

•	our ability to develop and maintain relationships with key customers, wireless carriers, OEMs and ODMs;

•	our ability to secure sufficient high quality supply for our products;

•	our ability to conform to industry standards while developing new and proprietary technologies to offer products and features previously not available in the 4G market; and

•	our ability to recruit design and application engineers with expertise in wireless broadband communications technologies and sales and marketing personnel.

If we experience material changes to the competitive structure of our industry due to cooperation or consolidation among our competitors, we may not increase or sustain our revenue or market share, which would harm our business.

Our current or future competitors may establish cooperative relationships among themselves or with third parties. In addition, there has recently been consolidation within our industry, notably the acquisition of smaller competitors by larger competitors with significantly greater resources than ours. These events may result in the emergence of new competitors with greater resources and scale than ours that could acquire significant market share, which could result in a decline of our revenue and market share. Our ability to maintain our revenue and market share will depend on our ability to compete effectively despite material changes in industry structure. If we are unable to do so, we may not increase or sustain our revenue or market share, which would harm our business.

If we are unable to effectively manage our business through periods of economic or market slow-down and any subsequent future growth, we may not be able to execute our business plan and our operating results could suffer.

Our future operating results depend to a large extent on our ability to successfully manage our business through periods of economic or market slow-down and periods of subsequent expansion and growth. To manage our growth successfully and handle the responsibilities of being a public company, we believe we must, among other things, effectively:

•	recruit, hire, train and manage additional qualified engineers for our research and development activities, especially in the positions of design engineering, product and test engineering, and applications engineering;

•	add additional sales personnel and expand sales offices;

•	add additional finance and accounting personnel;

•	implement and improve our administrative, financial and operational systems, procedures and controls; and

•	enhance our information technology support for enterprise resource planning and design engineering by adapting and expanding our systems and tool capabilities, and properly training new hires as to their use.

Furthermore, to remain competitive and manage further expansion and growth, we must carry out extensive research and development, which requires significant capital investment. During periods of economic or market slow-down we must also effectively manage our expenses to preserve our ability to carry out such research and development. While we decreased our operating expenses in 2012 compared to our increased operating expenses in 2011, and further decreased expenses in the first nine months of 2013, we expect that our operating expenses in last quart of 2013 and first half of 2014 will remain fairly flat. If we are successful in introducing and selling more new LTE products, we expect we will need to increase our investment in research and development, as well as sales and marketing, general and administrative and other functions to support the growth of our business. We are likely to incur the costs associated with these increased investments earlier than some of the anticipated benefits and the return on these investments, if any, may be lower, may develop more slowly than we expect, or may not materialize at all, which could harm our operating results.

If we are unable to manage our business during both periods of economic or market slow-down and growth effectively, we may not be able to take advantage of market opportunities or develop new products and we may fail to satisfy customer requirements, maintain product quality, execute our business plan or respond to competitive pressures, any of which could harm our operating results.

The average selling prices of our semiconductor solutions have historically decreased over time and will likely do so in the future, which could harm our gross profits and financial results.

Average selling prices of our semiconductor solutions have historically decreased over time, and we expect such declines to continue to occur. Our gross profits and financial results will suffer if we are unable to offset reductions in our average selling prices by reducing our costs, developing new or enhanced semiconductor solutions on a timely basis with higher selling prices or gross profits, or increasing our sales volumes. Even if we are successful in reducing our costs or improving sales volumes, such improvements may not be sufficient to offset declines in average selling prices in the future. Additionally, because we do not operate our own manufacturing, assembly or testing facilities, we may not be able to reduce our costs and our costs may even increase, either of which would reduce our margins. We have reduced the prices of our semiconductor solutions in line with and at times in advance of competitive pricing pressures, new product introductions by us or our competitors and other factors. We expect that we will have to do so again in the future.

Any increase in the manufacturing cost of our products would reduce our gross margins and operating profit.

The semiconductor business is characterized by ongoing competitive pricing pressure from customers and competitors. Accordingly, any increase in the cost of our products, whether by adverse purchase price or manufacturing cost variances or due to other factors, will reduce our gross margins and operating profit. We do not have long-term supply agreements with our manufacturing, test or assembly suppliers and we typically negotiate pricing on a purchase order by purchase order basis. Consequently, we may not be able to obtain price reductions or anticipate or prevent future price increases from our suppliers. Because we have a sole source of wafer supply and limited sources of test and assembly, we may not be able to negotiate favorable pricing terms from our suppliers. These and other related factors could impair our ability to control our costs and could harm our operating results.

The semiconductor and communications industries have historically experienced significant fluctuations with prolonged downturns, which could impact our operating results, financial condition and cash flows.

The semiconductor industry has historically been cyclical, experiencing significant downturns in customer demand. Because a significant portion of our expenses is fixed in the near term or is incurred in advance of anticipated sales, we may not be able to decrease our expenses rapidly enough to offset any unanticipated shortfall in revenue. If this situation occurs, it could harm our operating results, cash flow and financial condition. Furthermore, the semiconductor industry has periodically experienced periods of increased demand and production constraints. For example, in the third quarter of 2010, an unexpected sharp increase in demand for one of our products caused us to incur capacity utilization surcharges from our foundry, TSMC, in order to secure the necessary capacity and production of our semiconductor solutions in quantities and on a timeline sufficient to meet our customers’ expectations, resulting in increased costs and lower margins. If this occurs again, we may not be able to obtain sufficient quantities of our semiconductor solutions to meet the increased demand, resulting in lost sales, loss of market share and harm to our customer relationships. We may also have difficulty in obtaining sufficient assembly and test resources from our subcontract manufacturers. Any factor adversely affecting the semiconductor industry in general, or the particular segments of the industry that we target, may harm our ability to generate revenue and could negatively impact our operating results.

The communications industry has experienced pronounced downturns, and these cycles may continue in the future. A future decline in global economic conditions could have adverse, wide-ranging effects on demand for our semiconductor solutions and for the products of our customers, particularly wireless communications equipment manufacturers or other participants in the wireless industry, such as wireless carriers. Inflation, deflation and economic recessions that harm the global economy and capital markets also harm our customers and our end consumers. Specifically, the deployment of new 4G networks requires significant capital expenditures and wireless carriers may choose not to undertake network expansion efforts during an economic downturn or time of other economic uncertainty. Our customers’ ability to purchase or pay for our semiconductor solutions and services, obtain financing and upgrade wireless networks could be harmed, and networking equipment providers may slow their research and development activities, cancel or delay new product development, reduce their inventories and take a cautious approach to acquiring our products, which would have a significant negative impact on our business. If such economic situations were to occur, our operating results, cash flow and financial condition could be harmed. In the future, any of these trends may also cause our operating results to fluctuate significantly from year to year, which may increase the volatility of the price of the ADSs.

Though we rely to a significant extent on proprietary intellectual property, we may not be able to obtain, or may chose not to obtain, sufficient intellectual property rights to provide us with meaningful protection or commercial advantage.

We depend significantly on intellectual property rights to protect our products and proprietary technologies against misappropriation by others. We generally rely on the patent, trademark, copyright and trade secret laws in Europe, the United States and certain other countries in which we operate or in which our products are produced or sold, as well as licenses and nondisclosure and confidentiality agreements, to protect our intellectual property rights.

We may have difficulty obtaining patents and other intellectual property rights, and the patents and other intellectual property rights we have and obtain may be insufficient to provide us with meaningful protection or commercial advantage. We currently do not apply for patent protection in all countries in which we operate. Instead we select and focus on key countries for each patent family. In addition, the protection offered by patents and other intellectual property rights may be inadequate or weakened for reasons or circumstances that are out of our control. For instance, we may not be able to obtain patent protection or secure other intellectual property rights in all the countries in which we have filed patent applications or in which we operate, and under the laws of such countries, patents and other intellectual property rights may be or become unavailable or limited in scope.

We may not be able to adequately protect or enforce our intellectual property against improper use by our competitors or others and our efforts to do so may be costly to us, which may harm our business, financial condition and results of operations.

Our patents and patent applications, or those of our licensors, could face challenges, such as interference proceedings, opposition proceedings, nullification proceedings and re-examination proceedings. Any such challenge, if successful, could result in the invalidation or narrowing of the scope of any such patents and patent applications. Any such challenges, regardless of their success, would also likely be time-consuming and expensive to defend and resolve, and would divert management time and attention. Further, our unpatented proprietary processes, software, designs and trade secrets may be vulnerable to disclosure or misappropriation by employees, contractors and other persons. While we generally enter into confidentiality agreements with such persons to protect our intellectual property, we cannot assure you that our confidentiality agreements will not be breached, that they will provide meaningful protection for our proprietary technology and trade secrets or that adequate remedies will be available in the event they are used or disclosed without our authorization. Also, intellectual property rights are difficult to enforce in the People’s Republic of China, or PRC, and certain other countries, particularly in Asia, where the application and enforcement of the laws governing such rights may not have reached the same level as compared to other jurisdictions where we operate, such as Europe and the United States. Consequently, because we operate in these countries and all of our manufacturing, test and assembly takes place in Taiwan and Singapore, we may be subject to an increased risk that unauthorized parties may attempt to copy or otherwise use our intellectual property or the intellectual property of our suppliers or other parties with whom we engage or have licenses.

There can be no assurance that we will be able to protect our intellectual property rights, that our intellectual property rights will not be challenged, invalidated, circumvented or rendered unenforceable, or that we will have adequate legal recourse in the event that we seek legal or judicial enforcement of our intellectual property rights. Any inability on our part to adequately protect or enforce our intellectual property may harm our business, financial condition and results of operations. We may in the future initiate claims or litigation against third parties for infringement of our intellectual property rights to protect these rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel, and we may not prevail in making these claims.

We or our customers may be required to obtain licenses for certain so-called “essential patents” in order to comply with applicable standards, which could require us to pay additional royalties on certain of our products. If we are unable to obtain such licenses, our business, results of operations, financial condition and prospects would be harmed.

We or our customers may be required to obtain licenses for third-party intellectual property. In particular, we may be required to obtain licenses to certain third-party patents, so-called “essential patents”, that claim features or functions that are incorporated into applicable industry standards and that we are required to provide in order to comply with the standard. If we need to license any third-party intellectual property, essential patents or other technology, we could be required to pay royalties on certain of our products. In addition, while the industry standards bodies and the antitrust laws in certain countries may require participating companies to license their essential patents on fair, reasonable, and nondiscriminatory terms, there can be no assurances that we will be able to obtain such licenses on commercially reasonable terms or at all. Although we have implemented a dedicated standard essential patents licensing-in reference policy, our inability to obtain required third-party intellectual property licenses on commercially reasonable terms or at all could harm our business, results of operations, financial condition or prospects. If our customers are required to obtain such licenses, there can be no assurances that their businesses will not be adversely affected. In addition, if our competitors have significant numbers of essential patents and/or patent license rights, they could be at an advantage in negotiating with our customers or potential customers, which could influence our ability to win new business or could result in downward pressure on our average selling prices.

Assertions by third parties of infringement by us or our customers of their intellectual property rights could result in significant costs and cause our operating results to suffer.

The markets in which we compete are characterized by rapidly changing products and technologies and there is intense competition to establish intellectual property protection and proprietary rights to these new products and the related technologies. The semiconductor and wireless communications industries, in particular, are characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies.

We may be unaware of the intellectual property rights of others that may cover some of our technology, products and services. In addition, third parties may claim that we or our customers are infringing or contributing to the infringement of their intellectual property rights.

We have in the past received and, particularly as a public company operating in a highly competitive marketplace, we expect that in the future we will receive communications and offers from various industry participants and others alleging that we infringe or have misappropriated their patents, trade secrets or other intellectual property rights and/or inviting us to license their technology and intellectual property. Any lawsuits resulting from such allegations of infringement or invitations to license, including suits challenging the WiMAX or the LTE standards, could subject us to significant liability for damages and/or challenge our activities. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others;

•	incur significant legal expenses;

•	pay substantial damages to the party whose intellectual property rights we may be found to be infringing;

•	redesign those products that contain the allegedly infringing intellectual property; or

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all.

Our customers could also become the target of litigation relating to the patents and other intellectual property rights of others. This could, in turn, trigger an obligation for us to provide technical support and/or indemnify such customers. These obligations could result in substantial expenses, including the payment by us of costs and damages relating to claims of intellectual property infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relationships with our customers and cause the sale of our products to decrease. We cannot assure you that claims for indemnification will not be made or that if made, such claims would not materially harm our business, operating results or financial conditions.

Any potential dispute involving our patents or other intellectual property could also include our industry partners and customers, which could trigger our indemnification obligations to them and result in substantial expense to us.

In any potential dispute involving our patents or other intellectual property, our licensees could also become the target of litigation, and certain customers have received notices of written offers from our competitors and others claiming to have patent rights in certain technology and inviting our customers to license this technology. Because we indemnify our licensees and customers for intellectual property claims made against them for products incorporating our technology, any litigation could trigger technical support and indemnification obligations in some of our license agreements, which could result in substantial payments and expenses by us. In addition to the time and expense required for us to supply support or indemnification to our licensees and customers, any such litigation could severely disrupt or shut down the business of our customers, which in turn could hurt our relations with our customers and cause the sale of our proprietary technologies and products to decrease.

Our failure to comply with obligations under open source licenses could require us to release our source code to the public or cease distribution of our products, which could harm our business, financial condition and results of operations.

Some of the software used with our products, as well as that of some of our customers, may be derived from so-called “open source” software that is generally made available to the public by its authors and/or other third parties. Such open source software is often made available to us under licenses, such as the GNU General Public License, which impose certain obligations on us in the event we were to make available derivative works of the open source software. These obligations may require us to make source code for the derivative works available to the public, and/or license such derivative works under a particular type of license, rather than the licenses we customarily use to protect our intellectual property. In addition, there is little or no legal precedent for interpreting the terms of certain of these open source licenses, including the determination of which works are subject to the terms of such licenses. While we believe we have complied with our obligations under the various applicable licenses for open source software, in the event the copyright holder of any open source software were to successfully establish in court that we had not complied with the terms of a license for a particular work, we could be required to release the source code of that work to the public and/or stop distribution of that work.

The complexity of our semiconductor solutions could result in unforeseen delays or expenses from undetected defects or design errors in hardware or software, which could reduce the market acceptance for our semiconductor solutions, damage our reputation with current or prospective customers and increase our costs.

Highly complex semiconductor solutions such as ours can contain defects and design errors, which, if significant, could impair performance or prevent compliance with industry standards. We have not in the past, but may in the future, experience such significant defects or design errors. In addition, our semiconductor solutions must be certified by individual wireless carriers that such solutions function properly on the carrier’s network before our solutions can be designed into a particular product. If any of our semiconductor solutions have reliability, quality or compatibility problems from defects or design errors we may not be able to successfully correct these problems in a timely manner, or at all. Furthermore, we may experience production delays and increased costs correcting such problems. Issues in the carrier certification process, which varies among carriers, may also create delays. Consequently, and because our semiconductor solutions are a critical component of our customers’ products, our reputation may be irreparably damaged and customers may be reluctant to buy our semiconductor solutions, which could harm our ability to retain existing customers and attract new customers and harm our financial results. In addition, these defects or design errors or delays in the carrier certification process could interrupt or delay sales to our customers. If any of these problems are not found until after we have commenced commercial production of a new semiconductor solution, we may be required to incur additional development costs and product recalls, repairs or replacement costs. Furthermore, we provide warranties on our products ranging from one to two years, and thus may be obligated to refund sales with respect to products containing defects, errors or bugs. These problems may also result in claims against us by our customers or others, all of which could damage our reputation and increase our costs.

The loss of any of our key personnel could seriously harm our business, and our failure to attract or retain specialized technical, management or sales and marketing employees could impair our ability to grow our business.

We believe our future success will depend in large part upon our ability to attract, retain and motivate highly skilled management, engineering and sales and marketing personnel. The loss of any key employees or the inability to attract, retain or motivate qualified personnel, including engineers and sales and marketing personnel could delay the development and introduction of and harm our ability to sell our semiconductor solutions. We believe that our future success is dependent on the contributions of Georges Karam, our co-founder and chief executive officer, and Bertrand Debray, our co-founder and vice president, engineering. The loss of the services of Dr. Karam, Mr. Debray, other executive officers or certain other key personnel could materially harm our business, financial condition and results of operations. For example, if any of these individuals were to leave unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity during the search for any such successor and while any successor is integrated into our business and operations.

Our key technical and engineering personnel represent a significant asset and serve as the source of our technological and product innovations. We plan to recruit additional design and application engineers with expertise in wireless broadband communications technologies. We may not be successful in attracting, retaining and motivating sufficient technical and engineering personnel to support our anticipated growth. In addition, to expand our customer base and increase sales to existing customers, we will need to hire additional qualified sales personnel. The competition for qualified marketing, sales, technical and engineering personnel in our industry is very intense. If we are unable to hire, train and retain qualified marketing, sales, technical and engineering personnel in a timely manner, our ability to grow our business will be impaired. In addition, if we are unable to retain our existing sales personnel, our ability to maintain or grow our current level of revenue will be harmed.

Rapidly changing standards could make our semiconductor solutions obsolete, which would cause our operating results to suffer.

We design our semiconductor solutions to conform to standards set by industry standards bodies such as the Institute of Electrical and Electronics Engineers, Inc. (IEEE), the 3rd Generation Partnership Project (3GPP) and Open Mobile Alliance (OMA). We also depend on industry groups such as the WiMAX Forum™, an industry-led, non-profit corporation formed to help promote and certify the compatibility and interoperability of broadband wireless products, to certify and maintain certification of our semiconductor solutions as well as the Global Certification Forum (GCF) and the PTS Type Certification Review Board (PTCRB). If our customers adopt new or competing industry standards that are not compatible with our semiconductor solutions, if industry groups fail to adopt standards compatible with our semiconductor solutions or if our customers are requiring chip certifications that we did not design our products for, our existing semiconductor solutions would become less desirable to our customers and our sales would suffer. The emergence of markets for our products is affected by a variety of factors beyond our control. In particular, our semiconductor solutions are designed to conform to current specific industry standards. Competing standards may emerge that are preferred by our customers, which could also reduce our sales and require us to make significant expenditures to develop new semiconductor solutions. Governments and foreign regulators may adopt standards that are incompatible with our semiconductor solutions, favor alternative technologies or adopt stringent regulations that would impair or make commercially unviable the deployment of our semiconductor solutions. In addition, existing standards may be challenged as infringing upon the intellectual property rights of other companies or may become obsolete.

We outsource our assembly, testing, warehousing and shipping operations to third parties, and if these parties fail to produce and deliver our products in a timely manner and in accordance with our specifications, our reputation, customer relationships and operating results could suffer.

We rely on third parties for the assembly, testing, warehousing and shipping of our products. We rely on United Test and Assembly Center Ltd., or UTAC, Siliconware Precision Industries Limited, or SPIL, StatschipPac Limited, or SPC, and other third-party assembly and test subcontractors for assembly and testing. We further rely on a single company for logistics and storage. We depend on these parties to supply us with material of a requested quantity in a timely manner that meets our standards for yield, cost and manufacturing quality. We are unable to maintain the same level of oversight and control of these outsourced operations as we would if we were to conduct them internally.

The services provided by these vendors could be subject to disruption for a variety of reasons, including natural disasters, such as earthquakes, labor disputes, power outages, or if our relationship with a vendor is damaged. If we experience problems at a particular location, we would be required to transfer the impacted services to a backup vendor, which could be costly and require a significant amount of time. During such a transition, we would be required to meet customer demand from our then-existing inventory, as well as any partially finished goods that can be modified to the required product specifications, which may not be possible or cost effective. Further, we do not have any long-term agreements with any of these vendors. If one or more of these vendors terminates its relationship with us, allocates capacity to other customers or if we encounter any problems with our supply chain, it could harm our ability to ship our products to our customers on time and in the quantity required, which in turn could cause an unanticipated decline in our sales and possibly damage our customer relationships.

We may experience difficulties in transitioning to new wafer fabrication process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased costs.

To remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller geometries and to achieve higher levels of design integration. These ongoing efforts require us from time to time to modify the manufacturing processes for our semiconductor solutions and to redesign some solutions, which in turn may result in delays in product deliveries. We periodically evaluate the benefits of migrating to new process technologies to reduce cost and improve performance. We may face difficulties, delays and increased expenses as we transition our products to new processes. We depend on our relationship with TSMC and our test and assembly subcontractors to transition to new processes successfully. We cannot assure you that TSMC or our test and assembly subcontractors will be able to effectively manage the transition or that we will be able to maintain our relationship with TSMC or our test and assembly vendors or develop relationships with new foundries and vendors if necessary. If TSMC, any of our subcontractors or we experience significant delays in transitioning to smaller geometries or fail to efficiently implement transitions, we could experience reduced manufacturing yields, or delays in product deliveries and increased costs, all of which could harm our relationships with our customers, our margins and our operating results. As new processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as end-customer and third-party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely or cost-effective basis.

Changes in current laws or regulations or the imposition of new laws or regulations could impede the sale of our products or otherwise harm our business.

Wireless networks can only operate in the spectrum allowed by regulators and in accordance with rules governing how that spectrum can be used. Regulators in various countries have broad jurisdiction over the allocation of spectrum for wireless networks, and we therefore rely on these regulators to provide sufficient spectrum and usage rules. For example, countries such as China, India, Japan or Korea heavily regulate all aspects of their wireless communication industries, and may restrict spectrum allocation or usage. If further restrictions were to be imposed over the frequency bands where our semiconductor solutions are designed to operate, we may have difficulty selling our products in those regions. In addition, our semiconductor solutions operate in the 2.5 and 3.5 gigahertz, or GHz, bands, which in some countries is also used by government and commercial services such as military and commercial aviation. European and United States regulators have traditionally protected government uses of the 2.5 and 3.5 GHz bands by setting power limits and indoor and outdoor designation and requiring that wireless local area networking devices not interfere with other users of the band such as government and civilian satellite services. Changes in current laws or regulations or the imposition of new laws and regulations in the markets in which we operate regarding the allocation and usage of the 2.5 and 3.5 GHz band may harm the sale of our products and our business, financial condition and results of operations.

Adverse outcomes in tax disputes could subject us to tax assessments and potential penalties.

From time to time, we are subject to tax audits that could result in tax assessments and potential penalties, particularly with respect to claimed research tax credits due to the judgment involved in determining which projects meet the tax code’s criteria for innovation and fundamental research. For example, in December 2012, we were notified of proposed tax adjustments, penalties and interest related to a French tax audit totaling €827 thousand ($1.1 million). We disagree with essentially all of the proposed adjustments and intend to vigorously defend our reporting position. Based on our assessment of the potential exposure in this dispute, we have recorded a provision for potential tax adjustments or penalties while we contest the proposed tax adjustments. However, our actual costs for this dispute or other disputes in the future may be materially different from the provisions recorded if we are not successful in our appeal of any assessment, which could have a material adverse effect on our business.

New regulations related to “conflict minerals” may force us to incur additional expenses, may result in damage to our business reputation and may adversely impact our ability to conduct our business.

In August 2012, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted new requirements for companies that use certain minerals and derivative metals (referred to as “conflict minerals,” regardless of their actual country of origin) in their products. Some of these metals are commonly used in electronic equipment and devices, including our products. Depending on various circumstances, these new requirements will require companies to investigate, disclose and report whether or not such metals originated from the Democratic Republic of Congo or adjoining countries. We have an extremely complex supply chain, with numerous suppliers (many of whom are not obligated by the new law to investigate their own supply chains) for the components and parts used in each of our products. As a result, we may incur significant costs to comply with the diligence and disclosure requirements, including costs related to determining the source of any of the relevant metals used in our products. In addition, because our supply chain is so complex, we may not be able to sufficiently verify the origin of all the relevant metals used in our products through the due diligence procedures that we implement, which may harm our business reputation. We may also face difficulties in satisfying customers if they require that we prove or certify that our products are “conflict free.” Key components and parts that can be shown to be “conflict free” may not be available to us in sufficient quantity, or at all, or may only be available at significantly higher cost to us. If we are not able to meet customer requirements, customers may choose to disqualify us as a supplier. Any of these outcomes could adversely impact our business, financial condition or results of operations.

Fluctuations in foreign exchange rates may harm our financial results.

Our functional currency is the U.S. dollar. Substantially all of our sales are denominated in U.S. dollars and the payment terms of all of our significant supply chain vendors are also denominated in U.S. dollars. We incur operating expenses and hold assets and liabilities denominated in currencies other than the U.S. dollar, principally the euro, and to a lesser extent the British pound sterling, the Chinese yuan and the New Israeli shekel. As a result, our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, primarily the U.S. dollar to euro exchange rate. As we grow our operations, our exposure to foreign currency risk could become more significant. If there had been a 10% increase or decrease in the exchange rate of the U.S. dollar to the euro, we estimate the impact, in absolute terms, on operating expenses for the year ended December 31, 2012 would have been $2.2 million.

Commencing in 2009, we entered into foreign currency hedging contracts primarily to reduce the impact of variations in the U.S. dollar to euro exchange rate on our operating expenses denominated in euros. However, hedging at best reduces volatility and helps to lock in a target rate for the following six to twelve months but cannot eliminate the fundamental exposure and may not be effective.

Certain natural disasters, such as coastal flooding, large earthquakes or volcanic eruptions, may negatively impact our business. Any disruption to the operations of our foundry and assembly and test subcontractors could cause significant delays in the production or shipment of our products.

If coastal flooding, a large earthquake, volcanic eruption or other natural disaster were to directly damage, destroy or disrupt TSMC’s manufacturing facilities or the facilities of our test and assembly contractors, it could disrupt our operations, delay new production and shipments of existing inventory or result in costly repairs, replacements or other costs, all of which would negatively impact our business. For example, substantially all of our semiconductor solutions are manufactured and assembled by third-party contractors located in Taiwan and Singapore. The risk of an earthquake or tsunami in Taiwan or Singapore, such as the major earthquakes that occurred in Taiwan in December 2006 and June 2003, and elsewhere in the Pacific Rim region is significant due to the proximity of major earthquake fault lines to the facilities of our foundry vendor and assembly and test subcontractors. Even if these facilities are not directly damaged, a large natural disaster may result in disruptions in distribution channels or supply chains. Although our third-party contractors did not suffer any significant damage as a result of the most recent earthquakes, the occurrence of additional earthquakes or other natural disasters could result in the disruption of our foundry vendor or assembly and test capacity. For instance, the recent earthquake and tsunami in Japan, though it did not directly cause damage to any of our third-party contractors, may impair the ability of such contractors to procure components from vendors in Japan, and alternative suppliers may not be available in a timely manner or at all, and may impair the ability of our customers to procure components other than ours that are necessary to their production process, which in turn could result in a slowing of their production and consequently of purchases of our products. Additionally, the dislocation of air transport services following volcanic eruptions in Iceland in April 2010 caused us delays in distribution of our semiconductor solutions. Any disruption resulting from such events could cause significant delays in the production or shipment of our semiconductor solutions as well as significant increases in our transportation costs until we are able to shift our manufacturing, assembling or testing from an affected contractor to an alternative vendor.

Our global operations are subject to risks for which we may not be adequately insured.

Our global operations are subject to many risks including errors and omissions, infrastructure disruptions, such as large-scale outages or interruptions of service from utilities or telecommunications providers, supply chain interruptions, third-party liabilities and fires or natural disasters. No assurance can be given that we will not incur losses beyond the limits or outside the scope of coverage of our insurance policies. From time-to-time, various types of insurance may not be available on commercially acceptable terms or, in some cases, at all. We cannot assure you that in the future we will be able to maintain existing insurance coverage or that premiums will not increase substantially. We maintain limited insurance coverage and in some cases no coverage for natural disasters and sudden and accidental environmental damages as these types of insurance are sometimes not available or available only at a prohibitive cost. Accordingly, we may be subject to an uninsured or under-insured loss in such situations.

Risks Related to this Offering and Ownership of Our Shares and ADSs

Fluctuations in our operating results on a quarterly or annual basis and difficulty predicting our quarterly operating results could cause the market price of the ADSs to decline.

Our revenue and operating results have fluctuated significantly from period to period in the past and will do so in the future. As a result, you should not rely on period-to-period comparisons of our operating results as an indication of our future performance. In future periods, our revenue and results of operations may be below the expectations of analysts and investors, which could cause the market price of the ADSs to decline.

Factors that may cause our operating results to fluctuate include:

•	reductions in orders or cancellations by our customers;

•	changes in the size, growth or growth prospects of the LTE and WiMAX markets;

•	changes in the competitive dynamics of our market, including new entrants or pricing pressures, and our ability to compete in the LTE market;

•	timing and success of commercial deployments of and upgrades to 4G wireless networks;

•	timely availability, at a reasonable cost, of adequate manufacturing capacity with the sole foundry that manufactures our products;

•	our ability to successfully define, design and release new products in a timely manner that meet our customers’ needs;

•	timing and growth rate of revenues from the LTE market;

•	changes in manufacturing costs, including wafer, test and assembly costs, mask costs and manufacturing yields;

•	the timing of product announcements by competitors or us; and

•	costs associated with litigation, especially related to intellectual property.

Moreover, sales of our semiconductor solutions fluctuate from period to period due to cyclicality in the semiconductor industry and the short product life cycles and wide fluctuations in product supply and demand characteristic of this industry. We expect these cyclical conditions to continue. Due to our limited operating history, we have yet to experience an established pattern of seasonality. However, business activities in Asia generally slow down in the first quarter of each year during the lunar new year period, which could harm our sales and results of operations during the period. Our expense levels are relatively fixed in the short-term and are based, in part, on our future revenue projections. If revenue levels are below our expectations, we may experience declines in margins and profitability or incur a loss from our operations. As a result, our quarterly operating results are difficult to predict, even in the near term, which may result in our revenue and results of operations being below the expectations of analysts and investors and which could cause the market price of the ADSs to decline.

If securities or industry analysts cease to publish research reports about us or our industry, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs is influenced by research reports that industry or securities analysts publish about us or our industry. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

We have no present intention to pay dividends on our ordinary shares in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time is if the price of the ADSs appreciates.

We have no present intention to pay dividends on our ordinary shares in the foreseeable future. Any recommendation by our board of directors to pay dividends will depend on many factors, including our financial condition, results of operations, legal requirements and other factors. Accordingly, if the price of the ADSs falls in the foreseeable future, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends. In addition, even if we were to pay a dividend on our ordinary shares, French law may prohibit paying such dividends to holders of the ADSs or the tax implications of such payments may significantly diminish what you receive.

French law may limit the amount of dividends we are able to distribute and exchange rate fluctuations may reduce the amount of U.S. dollars you receive in respect of any dividends or other distributions we may pay in the future in connection with your ADSs.

Although our consolidated financial statements are denominated in U.S. dollars, under French law, the determination of whether we have been sufficiently profitable to pay dividends is made on the basis of our unconsolidated annual financial statements under the French commercial code in accordance with generally accepted accounting principles in France, which we refer to as French GAAP. Therefore, we may be more restricted in our ability to declare dividends than companies not based in France. In addition, exchange rate fluctuations may affect the amount of euros that we are able to distribute, and the amount in U.S. dollars that our shareholders receive upon the payment of cash dividends or other distributions we declare and pay in euros, if any. These factors could harm the value of the ADSs, and, in turn, the U.S. dollar proceeds that holders receive from the sale of the ADSs.

You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.

Holders of ADSs may exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, the depositary will, as soon as practicable thereafter, fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, if we so request, the depositary shall distribute to the holders as of the record date (i) the notice of the meeting or solicitation of consent or proxy sent by us and (ii) a statement as to the manner in which instructions may be given by the holders.

You may instruct the depositary of your ADSs to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote, unless you withdraw the ordinary shares underlying the ADSs you hold. However, you may not know about the meeting far enough in advance to withdraw those ordinary shares. If we ask for your instructions, the depositary, upon timely notice from us, will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot guarantee you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares or to withdraw your ordinary share so that you can vote them yourself. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote, and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs, which may be evidenced by ADRs, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of your ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company; our ordinary shares are not listed, and we do not intend to list our shares, on any market in France, our home country. This may limit the information available to holders of the ADSs.

We are a “foreign private issuer”, as defined in the SEC’s rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we have and expect to continue to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed and we do not currently intend to list our ordinary shares on any market in France, our home country. As a result, we are not subject to the reporting and other requirements of listed companies in France. For instance, we are not required to publish quarterly or semi-annual financial statements. Accordingly, there is less publicly available information concerning our company than there would be if we were a U.S. public company.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE corporate governance listing standards.

As a foreign private issuer listed on the NYSE, we are subject to NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in France, which is our home country, may differ significantly from NYSE corporate governance listing standards. For example, neither the corporate laws of France nor our by-laws require a majority of our directors to be independent and we could include non-independent directors as members of our compensation committee and nominating committee, and our independent directors would not necessarily hold regularly scheduled meetings at which only independent directors are present. Currently, we intend to comply with the NYSE corporate governance listing standards to the extent possible under French law. However, if we choose to change such practice to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under NYSE corporate governance listing standards applicable to U.S. domestic issuers.

U.S. holders of the ADSs may suffer adverse tax consequences if we are characterized as a Passive Foreign Investment Company.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. To determine if at least 50% of our assets are held for the production of, or produce, passive income, we may use the market capitalization method for certain periods. Under the market capitalization method, the total asset value of a company would be considered to equal the fair market value of its outstanding shares plus outstanding indebtedness on a relevant testing date. Because the market price of the ADSs has fluctuated substantially and is likely to fluctuate in the future, and the market price may affect the determination of whether we will be considered a PFIC, there can be no assurance that we will not be considered a PFIC for any taxable year. While we do not believe we were a PFIC for 2012, there is no assurance that we will not be a PFIC in 2013 or later years. If we are characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences, including having gains realized on the sale of the ADSs treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on the ADSs by individuals who are U.S. holders, having interest charges apply to distributions by us and the proceeds of ADS sales and additional reporting requirements. We do not expect to provide to U.S. holders the information needed to report income and gain pursuant to a “qualified electing fund” election, which election would alleviate some of the adverse tax consequences of PFIC status, and we make no undertaking to provide such information in the event that we are a PFIC.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

We are a corporation organized under the laws of France. The majority of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors to obtain jurisdiction over us or our directors in courts in the United States and enforce against us or them judgments obtained against us or them. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in France.

The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.

We are a French company with limited liability. Our corporate affairs are governed by our by-laws and by the laws governing companies incorporated in France. The rights of shareholders and the responsibilities of members of our board of directors are in many ways different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. For example, in the performance of its duties, our board of directors is required by French law to consider the interests of our company, its shareholders, its employees and other stakeholders, rather than solely our shareholders and/or creditors. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a stockholder.

Our by-laws and French corporate law contain provisions that may delay or discourage a takeover attempt.

Provisions contained in our by-laws and the corporate laws of France, the country in which we are incorporated, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our by-laws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

•	our shares are in registered form only and we must be notified of any transfer of our shares in order for such transfer to be validly registered;

•	our by-laws provide for directors to be elected for three year terms, and we intend to elect one third of the directors every year;

•	our shareholders may grant our board of directors broad authorizations to increase our share capital;

•	our board of directors has the right to appoint directors to fill a vacancy created by the resignation, death or removal of a director, subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

•	our board of directors can only be convened by its chairman except when no board meeting has been held for more than two consecutive months;

•	our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of secured telecommunications;

•	approval of at least a majority of the shares entitled to vote of the shareholders present or represented at an ordinary shareholders’ general meeting is required to remove directors with or without cause;

•	advance notice is required for proposing candidates for election to the board of directors or for proposing matters that can be acted upon at a shareholders’ meeting; and

•	the sections of the by-laws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by 66 2/3% of our shareholders present or represented at the meeting.

Purchasers in this offering will experience immediate dilution in the net tangible book value of their investment.

Purchasers of our ADSs in this offering will experience an immediate dilution in the net tangible book value of the ADSs purchased in this offering because the price per share of ADSs in this offering is substantially higher than the net tangible book value of each share outstanding immediately after this offering. The net tangible book value of our ordinary shares as of September 30, 2013 was approximately $38.5 million, or approximately $0.87 per ADS. See “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase ADSs in this offering.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use our net proceeds from this offering and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

The exercise or conversion of outstanding stock options, founders warrants and warrants into ordinary shares will dilute the percentage ownership of our other shareholders and the sale of such shares may adversely affect the market price of the ADSs.

As of September 30, 2013, there are outstanding stock options, founders warrants and warrants to purchase an aggregate of approximately 4.7 million of our ordinary shares and more options and warrants will likely be granted in the future to our officers, directors, employees and consultants. We may issue additional warrants in connection with acquisitions, borrowing arrangement or other strategic or financial transactions. The exercise of outstanding stock options will dilute the percentage ownership of our other shareholders. The exercise of these options and warrants and the subsequent sale of the underlying ordinary shares could cause a decline in the market price of the ADSs.

If we raise additional capital in the future, your ownership in us could be diluted.

Any issuance of equity we may undertake in the future to raise additional capital could cause the price of the ADSs to decline, or require us to issue shares or ADSs at a price that is lower than that paid by holders of our shares or ADSs in the past, which would result in those newly issued shares or ADSs being dilutive. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to your rights as an ADS holder, which could impair the value of the ADSs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act that are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than present and historical facts and conditions contained in this prospectus supplement, including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These forward-looking statements include, but are not limited to, those concerning the following:

•	forecasts and trends in the markets in which we compete and in which our products are sold, including statements regarding the WiMAX and LTE markets;

•	our intent to expand our product platform to address the single-mode LTE market;

•	our expectations regarding our expenses, sales and operations;

•	our expectations regarding our operating results;

•	our expectations regarding our customer concentration;

•	trends and challenges in the markets in which we operate, including average selling price reductions, cyclicality in the wireless communications industry and transitions to new process technologies;

•	our ability to anticipate the future market demands and future needs of our customers;

•	our ability to achieve new design wins or for design wins to result in shipments of our products at levels and in the timeframes we currently expect;

•	our plans for future products and enhancements of existing products;

•	anticipated features and benefits of our current and future products;

•	our growth strategy elements and our growth rate;

•	our ability to protect and defend our intellectual property against potential third party intellectual property infringement claims;

•	general economic conditions in our domestic and international markets; and

•	our future cash needs and our estimates regarding our capital requirements and our need for additional financing.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” as well as similar expressions. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. We cannot assure you that our plans, intentions or expectations will be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus supplement as described in greater detail under the heading “Risk Factors,” contained in this prospectus supplement and any related free writing prospectus, our annual report on Form 20-F and our Form 6-K submissions furnished with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. Except as required by law, we assume no obligation to update any forward-looking statements publicly, whether as a result of new information, future events or otherwise. Before deciding to purchase our securities, you should carefully read this prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Documents by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale to the public of 12,500,000 ADSs in this offering will be approximately $20.4 million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate the net proceeds to us from this offering will be approximately $23.5 million.

We currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes. If the opportunity arises, we may use a portion of the net proceeds from this offering to acquire or invest in businesses, products or technologies that are complementary to our own. We are not currently a party to any agreements or commitments for any acquisitions, and we have no current understandings with respect to any acquisitions.

Management’s plans for the use of the proceeds of this offering are subject to change due to unforeseen events and opportunities, and the amounts and timing of our actual expenditures depend on several factors, including our expansion plans and the amount of cash generated or used by our operations. We cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management team will have broad discretion in using the net proceeds of this offering. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

PRICE RANGE OF AMERICAN DEPOSITARY SHARES

Our ADSs have been listed on the NYSE under the symbol “SQNS” since April 15, 2011. Prior to that date, there was no public trading market for our ADSs or ordinary shares. Our initial public offering was priced at $10.00 per ADS on April 14, 2011. The following table sets forth, for the periods indicated, the high and low sales prices of our ADSs on the NYSE from and after April 15, 2011:

	Price Per ADS
	High	Low
Year Ended December 31, 2011
Second Quarter (beginning April 15)	$19.50	$7.81
Third Quarter	17.80	4.23
Fourth Quarter	6.38	2.12
Year Ended December 31, 2012
First Quarter	$3.82	$2.50
Second Quarter	2.76	2.00
Third Quarter	2.30	1.54
Fourth Quarter	2.75	1.30
Year Ended December 31, 2013
First Quarter	$2.85	$1.46
Second Quarter	1.74	1.44
Third Quarter	2.59	1.48
Fourth Quarter (through November 20, 2013)	2.95	1.82
Last Six Months
June	$1.60	$1.44
July	2.13	1.48
August	2.21	1.85
September	2.59	1.90
October	2.95	1.82
November	2.38	1.95

On November 20, 2013, the last reported sale price of our ADSs on the NYSE was $2.01 per ADS. On September 30, 2013, there were 50 holders of record registered with the Bank of New York Mellon, depositary of our ADSs.

DIVIDENDS

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying cash dividends on our ordinary shares in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Subject to the requirements of French law and our by-laws, dividends may only be distributed from our statutory retained earnings. Dividend distributions, if any, will be made in euros and converted into U.S. dollars with respect to the ADSs, as provided in the deposit agreement.

DILUTION

The net tangible book value of our ordinary shares as of September 30, 2013 was approximately $38.5 million, or approximately $0.87 per ADS. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of ordinary shares outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of ADSs in this offering and the net tangible book value per share of our ordinary shares immediately afterwards. After giving effect to the sale by us of 12,500,000 ADSs in this offering at the public offering price of $1.80 per ADS and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value as of September 30, 2013 would have been approximately $58.9 million, or $1.04 per share. This represents an immediate increase in net tangible book value of $0.17 per share to existing shareholders and an immediate dilution of $0.76 per ADS to new investors purchasing ADSs in this offering. The following table illustrates this dilution:

Public offering price per ADS		$1.80
Net tangible book value per ADS as of September 30, 2013	$0.87
Increase per ADS attributable to new investors after giving effect to the offering	0.17

Net tangible book value per ADS after giving effect to the offering		1.04

Dilution per ADS to new investors		$0.76

If the underwriters’ over-allotment option is exercised in full to purchase 1,875,000 additional ADSs in this offering, based upon a public offering price of $1.80, the net tangible book value per share after giving effect to the offering would be $1.06 per ADS, the increase in the net tangible book value per share to existing shareholders would be $0.19 per share and the dilution to the new investors would be $0.74 per ADS.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding stock options, founders warrants and warrants having a per share exercise price less than the offering price per ADS in this offering or the release of shares upon vesting of restricted shares.

The foregoing table is based upon 44,683,839 ordinary shares outstanding as of September 30, 2013 and excludes, at September 30, 2013:

•	an aggregate of 880,600 shares reserved for future issuance under our currently outstanding equity plans;

•	4,558,548 shares issuable upon the exercise of outstanding stock options, founders warrants and warrants granted pursuant to our currently outstanding equity plans at a weighted average exercise price of $5.03 per share; and

•	77,000 shares issuable at the end of the vesting period pursuant to our currently outstanding restricted share award plans.

CAPITALIZATION

The following table sets forth capitalization as of September 30, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of 12,500,000 ADSs in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

You should read this table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and any documents that they incorporate by reference, including our consolidated financial statements and the related notes.

	At September 30, 2013
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$14,951	$35,325

Equity
Issued capital	$1,176	$1,514
Share premium	142,588	162,624
Other capital reserves	14,033	14,033
Accumulated deficit	(114,930)	(114,930)
Accumulated other comprehensive income (loss)	(86)	(86)

Total equity	$42,781	$63,155
Long-term liabilities (current and non-current)
Government grant advances and interest-free loans	$233	$233
Finance lease obligations	$553	$553

Total capitalization	$43,567	$63,941

The foregoing table is based upon 44,683,839 ordinary shares outstanding as of September 30, 2013 and excludes, at September 30, 2013:

•	an aggregate of 880,600 shares reserved for future issuance under our currently outstanding equity plans;

•	4,558,548 shares issuable upon the exercise of outstanding stock options, founders warrants and warrants granted pursuant to our currently outstanding equity plans at a weighted average exercise price of $5.03 per share; and

•	77,000 shares issuable at the end of the vesting period pursuant to our currently outstanding restricted share award plans.

DESCRIPTION OF SHARE CAPITAL

As of September 30, 2013, our share capital consisted of 44,683,839 issued ordinary shares, fully paid, and with a par value of €0.02 each, and total authorized capital of 65,199,987 ordinary shares. We have no preferred shares authorized or outstanding.

Under French law, our by-laws set forth only our issued and outstanding share capital as of the date of the by-laws. Our authorized share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon exercise of outstanding stock options, founders warrants, other warrants and convertible notes, as approved by our shareholders and our board of directors.

At the Shareholders’ Ordinary General Meeting and Extraordinary Meeting of Sequans Communications S.A., or the 2013 Shareholders’ Meeting, held on June 25, 2013, our shareholders delegated authority to the Board of Directors to carry out a capital increase up to a maximum nominal amount of €300,000 (representing up to 15 million ADSs) by issuing shares and/or securities that grant access to our equity and/or to securities that confer the right to an allotment of debt securities, reserved to a specific class of persons and revocation of preemptive subscription rights in favor of such class. The authorization is valid through December 25, 2014.

CERTAIN INCOME TAX CONSIDERATIONS

Material United States Federal Income Tax Consequences

The following is a description of the material United States federal income tax consequences of the acquisition, ownership and disposition of our ADSs and warrants. This description addresses only the United States federal income tax consequences to holders that are purchasers of our ADSs and warrants and hold such ADSs and warrants as capital assets (generally property held for investment). This description does not address tax considerations applicable to holders that may be subject to special tax rules, including:

•	financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	certain former citizens or former long-term residents of the United States;

•	persons that received the ADSs or warrants as compensation for the performance of services;

•	persons that will hold the ADSs or warrants as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes;

•	holders that will hold the ADSs or warrants through a partnership or other pass-through entity;

•	U.S. Holders, as defined below, whose “functional currency” is not the United States dollar; or

•	holders that own directly, indirectly or through attribution 10.0% or more, of the voting power or value, of our shares.

Moreover, this description does not address the United States federal estate and gift or alternative minimum tax, or foreign, state or local tax, consequences of the acquisition, ownership and disposition of the ADSs or warrants.

This description is based on the United States Internal Revenue Code of 1986, as amended, or the “Code”, existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below.

For purposes of this description, a “U.S. Holder” is a beneficial owner of the ADSs or warrants that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

A “Non-U.S. Holder” is a beneficial owner of the ADSs or warrants that is neither a U.S. Holder nor a partnership, or other entity or arrangement treated as a partnership, for United States federal income tax purposes.

If a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes holds the ADSs or warrants, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Such a partner or partnership is encouraged to consult its tax advisor as to its tax consequences.

You are encouraged to consult your tax advisor with respect to United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of the ADSs or warrants.

For United States federal income tax purposes, you will be treated as the owner of our ordinary shares represented by your ADSs. Exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, will not be subject to United States federal income tax.

Distributions with Respect to ADSs

Subject to the discussion below under “Passive Foreign Investment Company Considerations”, if you are a U.S. Holder, for United States federal income tax purposes, the gross amount of any distribution made to you with respect to your ADSs (other than certain distributions, if any, of the ADSs distributed pro rata to all our shareholders), before reduction for any French taxes withheld therefrom, will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. Subject to the discussion below under “Passive Foreign Investment Company Considerations”, non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) with respect to taxable years beginning on or before December 31, 2012, provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “Passive Foreign Investment Company Considerations”, to the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in your ADSs and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under United States federal income tax principles and, therefore, if you are a U.S. Holder you should expect that the entire amount of any distribution generally will be reported as dividend income to you.

Dividends, if any, paid to U.S. Holders in euros or currency other than the U.S. dollar (“Other Foreign Currency”) will be includible in income in a U.S. dollar amount based on the prevailing spot market exchange rate in effect on the date of actual or constructive receipt whether or not converted into U.S. dollars at that time. Assuming dividends received in euros (or Other Foreign Currency) are converted into U.S. dollars on the day they are received, the U.S. Holder will not be required to recognize foreign currency gain or loss in respect of the dividend income. If, however, the payment is not converted at that time, a U.S. Holder will have a tax basis in euros (or Other Foreign Currency) equal to the U.S. dollar amount of the dividend included in income, which will be used to measure gain or loss from subsequent changes in exchange rates. Any gain or loss that a U.S. Holder recognizes on a subsequent conversion of euros (or Other Foreign Currency) into U.S. dollars (or on other disposition) will be U.S. source ordinary income or loss. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if the dividends are paid in euros (or Other Foreign Currency).

Subject to certain conditions and limitations, French tax withheld on dividends may be deducted from your taxable income or credited against your United States federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends, if any, that we distribute will constitute “passive category income”, or, in the case of certain U.S. Holders, “general category income”. A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements or if you engage in certain risk reduction transactions. If you are a U.S. Holder, dividends, if any, paid to you with respect to your ADSs will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. The rules relating to the determination of the foreign tax credit are complex, and you are encouraged to consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements”, if you are a Non-U.S. Holder, you will not be subject to United States federal income, or withholding, tax on dividends received by you on your ADSs, unless such income is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States).

Sale, Exchange or Other Disposition of ADSs

Subject to the discussion below under “Passive Foreign Investment Company Considerations”, if you are a U.S. Holder, you will recognize capital gain or loss on the sale, exchange or other disposition of your ADSs equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in your ADSs. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ADSs is eligible for the preferential rate of taxation applicable to long-term capital gains, with respect to taxable years beginning on or before December 31, 2012, if your holding period for such ADSs exceeds one year (i.e., such gain is long-term capital gain). Gain or loss, if any, recognized by a U.S. Holder will be treated as U.S. source gain or loss, as the case may be, for foreign tax credit limitation purposes. The deductibility of capital losses for United States federal income tax purposes is subject to limitations.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements”, if you are a Non-U.S. Holder, you will not be subject to United States federal income, or withholding, tax on any gain realized on the sale or exchange of such ADSs or warrants unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States); or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Considerations

•	A non-U.S. corporation will be classified as a “passive foreign investment company”, or a PFIC, for United States federal income tax purposes in any taxable year in which, after applying certain look-through rules, either

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose includes dividends, interest, royalties, rents, gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income, including amounts of passive income derived by reason of the investment of funds raised in offerings of the ADSs. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

Based on the character of our gross income and the average value of our passive assets relative to the gross value of our assets for the taxable year ended December 31, 2011, we were not a PFIC for 2011. Because PFIC status is delivered annually based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for 2012 or any other future year until after the close of that year. While we intend to manage our business so as to avoid PFIC status, to the extent consistent with our other business goals, we cannot predict whether our business plans will allow us to avoid PFIC status. In addition, because the market price of the ADSs has fluctuated and is likely to fluctuate in the future and because that market price may affect the determination of whether we will be a PFIC, there can be no assurance that we will not be a PFIC for any taxable year.

If we are a PFIC for a given year, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you for the year (defined as your ratable portion of distributions in the year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs) and (b) any gain realized on the sale or other disposition (including a pledge) of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, the tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions with Respect to ADSs.”

Certain elections are available to U.S. Holders of shares that may serve to alleviate some of the adverse tax consequences of PFIC status described above. One such election is a qualified electing fund, or a QEF, election, under which you would be required to include in income on a current basis your pro rata share of our ordinary earnings as ordinary income and your pro rata share of our net capital gain as capital gain. However, we do not expect to provide to U.S. Holders the information needed to report income and gain pursuant to a QEF election, and we make no undertaking to provide such information in the event that we are a PFIC.

Under an alternative tax regime, you may also avoid certain adverse tax consequences relating to PFIC status discussed above by making a “mark-to-market” election with respect to your ADSs annually, provided that the ADSs are “marketable.” The ADSs will be marketable if they are regularly traded on certain U.S. stock exchanges, including the NYSE, or on certain non-U.S. stock exchanges. For these purposes, the ADSs will be considered regularly traded during any calendar year during which they are traded, other than in negligible quantities, on at least 15 days during each calendar quarter. U.S. Holders should be aware, however, that if we are determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of our subsidiaries that also may be determined to be a PFIC, and the mark-to-market election would not be effective for such subsidiaries.

If you choose to make a mark-to-market election, you would recognize as ordinary income or loss each year in which we are a PFIC an amount equal to the difference as of the close of the taxable year between the fair market value of your ADSs and your adjusted tax basis in your ADSs. Losses would be allowed only to the extent of net mark-to-market gain previously included by you under the election for prior taxable years. If the mark-to-market election were made, then the PFIC rules described above relating to excess distributions and realized gains would not apply for periods covered by the election. If you do not make a mark-to-market election for the first taxable year in which we are a PFIC during your holding period of the ADSs, you would be subject to interest charges with respect to the inclusion of ordinary income attributable to each taxable year in which we were a PFIC during your holding period before the effective date of such election.

If we are a PFIC, a holder of ADSs that is a U.S. Holder must file United States Internal Revenue Service Form 8621 for each tax year in which the U.S. Holder makes a disposition of ADSs, receives direct or indirect distributions on its ADSs, or makes one of the elections mentioned above with respect to its ADSs. Legislation enacted on March 18, 2010 creates an additional annual filing requirement for tax years beginning on or after the date of enactment for U.S. persons who are shareholders of a PFIC. The legislation does not describe what information will be required to be included in the additional annual filing, but rather grants the Secretary of the U.S. Treasury authority to decide what information must be included in such annual filing.

If we are a PFIC for a given taxable year, then you are encouraged to consult your tax advisor concerning the availability and consequences of making any of the elections mentioned above, as well as concerning your annual filing requirements.

Tax Treatment of Warrant Holders

Generally, a holder of our warrants will recognize gain or loss upon the sale, exchange or other taxable disposition of the warrants in an amount equal to the difference between the amount realized on the disposition and the holder’s tax basis for the warrants. Such gain or loss generally will be capital gain or loss, provided ordinary shares or ADSs which would be received upon exercise of the warrants would be held as a capital asset, and will be long term if the warrants have been held for more than one year. A holder’s tax basis for its warrants will be the price it paid for the warrants. In the case of a holder who acquired its warrants as part of an investment unit consisting of warrants and ordinary shares or ADSs, a portion of the purchase price of the investment unit must be allocated to the warrants based on the fair market value of the warrants.

The exercise of a warrant will not be a taxable event to a holder of the warrant. Upon exercise of a warrant, the holder’s tax basis in the ordinary shares or ADSs received therefor will be the sum of (a) its tax basis in the warrant and (b) the cash paid upon exercise of the warrant. The holding period for capital gain and loss purposes for the ordinary shares or ADSs received upon exercise of a warrant will not include the period during which the warrant was held by the holder.

Upon the expiration of a warrant, a holder will recognize a loss equal to its tax basis for the warrant. Such loss generally will be a capital loss, provided the ordinary shares or ADSs would have been held as a capital asset, and will be long term if the warrant has been held for more than one year.

The number of shares that may be purchased upon exercise of our warrants may be subject to adjustment from time to time upon the occurrence of certain events. Under Section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a holder of a warrant may be treated as a distribution with respect to any holder of a warrant whose proportionate interest in the earnings and profits of the Company is increased by such change or transaction. Thus, under future circumstances which may or may not occur, such an adjustment pursuant to the terms of the warrants may be treated as a distribution to the holder to the extent of the Company’s current or accumulated earnings and profits, without regard to whether the such holder receives any cash or other property.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on net investment income in excess of certain amounts. In the case of an individual, the tax will be imposed on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified adjusted gross income for the taxable year over $250,000 (in the case of a taxpayer filing a joint return or a surviving spouse), $125,000 (in the case of a married taxpayer filing a separate return) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) the entity’s “undistributed net investment income” for the taxable year and (2) the excess (if any) of the entity’s “adjusted gross income” over the dollar amount at which the highest tax bracket begins for such entity. A holder’s net investment income will include its gross dividend income and its net gains from the disposition of ADSs (or warrants), unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the ADSs and warrants.

Information with Respect to Foreign Financial Assets

Individuals who own “specified foreign financial assets” with an aggregate value in excess of $50,000 are required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities, including ADSs and warrants issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are encouraged to consult their tax advisors regarding the application of this reporting requirement as it relates to their ownership of ADSs and warrants.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements apply to certain payments to certain non-corporate holders of stock. Information reporting will apply to payments of dividends on, and to proceeds from the sale or redemption of, the ADSs (or warrants) made within the United States, or by a United States payor or United States middleman, to a holder of the ADSs (or warrants), other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ADSs (or warrants) within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the beneficial owner’s United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

French Material Tax Consequences

The following is a description of the material French tax consequences of the acquisition, ownership and disposition of our ADSs by a U.S. Holder. This description is based on applicable tax laws, regulations and judicial decisions as of the date of this annual report, and, where applicable, the Convention between the United States of America and France for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, dated of August 31, 1994, as amended from time to time (the “U.S. Treaty”).

This description is based in part upon the representation of the custodian and the assumption that each obligation in the Depositary Agreement with the depositary relating to your ADRs and any related agreement will be performed in accordance with their terms.

The following is a description of the principal tax effect on U.S. Holders for the purposes of French tax if, all of the following points apply:

•	the U.S. Holder owns, directly, indirectly or constructively, less than 10% of the Company capital and dividend rights;

•	the U.S. Holder is entitled to the benefits of the U.S. Treaty (including under the “limitations on benefits” article of the U.S. Treaty);

•	the U.S. Holder does not hold the ADSs through a permanent or a fixed base in France;

•	the U.S. Holder is not multi-resident;

•	the U.S. Holder does not hold the ADSs through a non-U.S. based pass-through entity; and

•	the U.S. Holder does not receive dividend, capital gains or other payments on the ADSs on an account located in a Non-cooperative State as defined in Article 238-0 A of the French General Tax Code and as mentioned in a list published by the French tax authorities as amended from time to time (on January 1st of each year).

A U.S. Holder to whom all the above requirements apply will be hereafter defined as a Qualifying U.S. Holder.

This description is relevant only to holders of ADSs who are Qualifying U.S. Holders.

For purposes of the U.S. Treaty Qualifying U.S. Holders of ADSs will be treated as the owners of Company’s ordinary shares represented by such ADSs.

Special rules apply to U.S. expatriates, insurance companies, pass-through entities and investors in such entities, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax and securities broker-dealers, among others. Those special rules are not discussed in this annual report.

Holders of Company ADSs are encouraged to consult their own tax advisors as to the particular tax consequences to them of owning our ADS, including their eligibility for benefits under the U.S. Treaty, the application and effect of state, local, foreign and other tax laws and possible changes in tax laws or in their interpretation.

Taxation of Dividends

Dividends paid by a French company to non-French holders are generally subject to a 30% withholding tax (or 21% if the holder is an individual resident of the EU, Norway or Iceland). Such 30% withholding tax rate can be increased to 75% if the dividend is paid towards non-cooperative States or territories (as mentioned above) irrespective of the tax residence of the beneficiary of the dividends. Such withholding tax rates may, however, be reduced by application of a tax treaty with France.

Dividends paid to a Qualifying U.S. Holder by French companies are immediately subject to a reduced rate of 15%, provided that such Qualifying U.S. Holder establishes before the date of payment of the dividend that he or she is a U.S. resident under the U.S. Treaty by completing and delivering the depositary with a simplified certificate (Form 5000) (the “Certificate”) in accordance with French tax guidelines (BOI-INT-DG-20-20-20-20). Dividends paid to a Qualifying U.S. Holder that has not filed and delivered to the paying agent the Certificate before the dividend payment date, will be subject to French withholding tax at the rate of 30%. The tax withheld in excess of 15% can be refunded by the French tax authorities provided that such Qualifying U.S. Holder duly completes and provides the French tax authorities with the Certificate and Form 5001 (the “Forms”) before December 31 of the second calendar year following the year during which the dividend is paid. U.S. pension funds and other tax exempt entities are subject to the same general filing requirement as the U.S. Holders, except that they may be required to supply additional documentation evidencing their entitlement to these benefits.

Taxation of Capital Gains

A Qualifying U.S. Holder will not be subject to any French income or withholding tax on any capital gain realized upon the sale or exchange of ADSs of the Company.

Estate and Gift Taxes

Under the Convention Between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts dated November 24, 1978 (as amended from time to time), if a U.S. Holder transfers his or her shares by gift or by reason of the U.S. Holder’s death, that transfer will not be subject to French gift or inheritance tax unless the U.S. Holder is domiciled in France at the time of making the gift or at the time of his or her death or if the shares are held for use in the conduct of a business or profession through a permanent establishment or a fixed base in France.

Wealth Tax

Qualifying U.S. Holders will not be subject to French wealth tax.

Tax Treatment of Warrant Holders

The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the warrants described in this prospectus. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential tax effects of the purchase, ownership or disposition of warrants. It does not constitute legal or tax advice.

The following summary does not address the treatment of warrants that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of warrants in light of their particular circumstances.

Capital gains

Non-French resident holders of warrants who do not hold the warrants in connection with a business or profession conducted in France will not be subject to any French income tax or capital gains tax on the sale, disposal or redemption of the warrants.

Transfers of warrants made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax

France imposes estate and gift tax on warrants of a French company that are acquired through inheritance or by gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978, a transfer of warrants by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the warrants were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

French wealth tax generally does not apply to warrants owned by non-French residents.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. Needham & Company, LLC is acting as representative of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of ADSs, but is not responsible for the commitment of any other underwriter to purchase ADSs. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of ADSs set forth opposite its name below.

Underwriter	Number of ADSs
Needham & Company, LLC	10,000,000
Craig-Hallum Capital Group LLC	2,500,000

Total	12,500,000

The underwriting agreement provides that the underwriters are obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below.

Bpifrance, a fund operated by the French government, intends to purchase 5,000,000 ADSs in the offering.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

We have granted an option to the underwriters to purchase up to 1,875,000 additional ADSs at the public offering price per ADSs, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional ADSs as the number of ADSs to be purchased by that underwriter, as shown in the table above, bears to the total shown.

The representative has advised us that the underwriters propose to offer the ADSs to the public at the public offering price per ADS set forth on the cover page of this prospectus supplement. The underwriters may offer ADSs to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $0.0225 per ADS. After the offering to the public, the offering price and other selling terms may be changed by the representative.

The following table shows the per ADS and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Total
	Per ADS	No Exercise	Full Exercise
Paid by us	$0.1125	$1,406,250	$1,617,188

In connection with the offering, Clipperton Finance SARL will receive a fee of $185,000 as an advisor in the offering, which amount will be paid out of the underwriting commissions.

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $720,000, which includes approximately $75,000 that we have agreed to reimburse the underwriters for out-of-pocket expenses incurred by them in connection with this offering.

In no event will the total amount of compensation paid to any member of the Financial Industry Regulatory Authority, Inc. upon completion of this offering exceed 8.0% of the maximum gross proceeds of the offering.

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. This agreement does not apply to any existing employee benefit plans. Our directors and executive officers have agreed not to, directly or indirectly, sell, hedge, or otherwise dispose of any ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC waives, in writing, such an extension. In addition, Georges Karam, our co-founder and chairman of our board of directors, has agreed, subject to certain exceptions, so long as Bpifrance owns at least 5% of the outstanding shares or voting rights of Sequans, to hold at least (x) 2,485,942 ordinary shares of Sequans, which represents 80% of his current share ownership (not including stock options), until at least 12 months after the offering and (y) 1,533,714 ordinary shares of Sequans, which represents 50% of his current share ownership (not including stock options), until December 1, 2016.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ADSs. Specifically, the underwriters may over-allot in connection with this offering by selling more ADSs than are set forth on the cover page of this prospectus supplement. This creates a short position in our ADSs for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. To close out a short position or to stabilize the price of our ADSs, the underwriters may bid for, and purchase, ADSs in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our ADSs in this offering because the underwriters repurchase those ADSs in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our ADSs in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our ADSs at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our ADS on the NYSE immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our ADSs in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our ADSs during a specified two-month prior period or 200 ADSs, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our ADSs at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

The underwriters and their affiliates have either provided, or may in the future provide, various investment banking and other financial services for us, for which they either have received, or may receive in the future, customary fees.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs being offered by this prospectus will be passed upon for us by Orrick Rambaud Martel, Paris, France, our French counsel in connection with this offering. The validity of the ADSs being offered by this prospectus will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, our U.S. counsel in connection with this offering. Lowenstein Sandler LLP, New York, New York, and Taylor Wessing, Paris, France, are acting as counsel for the underwriters in connection with certain legal matters relating to the ADSs offered by this prospectus supplement.

EXPERTS

The consolidated financial statements of Sequans Communications S.A and subsidiaries appearing in the Company’s annual report on Form 20-F for the year ended December 31, 2012 have been audited by Ernst & Young Audit, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus supplement incorporates by reference the following documents that we have previously filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2012 filed with the SEC on March 29, 2013;

•	our Reports of Foreign Issuer on Form 6-K furnished to the SEC on April 25, 2013, May 23, 2013, June 25, 2013, June 27, 2013, July 25, 2013 and November 20, 2013; and

•	the description of our securities in the Registration Statement on Form F-1 (Registration No. 333-173001) under the heading “Description of American Depositary Receipts”.

The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 6-K and Form 20-F qualify this entire prospectus supplement. Statements in this prospectus supplement may modify or supersede statements in the Form 6-K and Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus supplement.

We incorporate by reference into this prospectus supplement all subsequent annual reports on Form 20-F after the date of this prospectus supplement and before we terminate this offering. We also may incorporate by reference into this prospectus supplement our reports on Form 6-K furnished after the date of this prospectus supplement and before we terminate this offering that we identify in the Form 6-K as being incorporated into the registration statement of which this prospectus supplement is a part. We may modify or supersede any statement in this prospectus supplement by statements in documents we incorporate by reference after the date of this prospectus supplement. When that happens, the modified or superseded part of the original statement is not part of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

You may request a copy of any of the documents incorporated by reference in this prospectus supplement at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address: 19 Le Parvis, 92073 Paris-La Défense, France. The telephone number at this address is +33 1 70 72 16 00.

We are a foreign private issuer (as such term is defined in the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 20-F, and furnish reports on Form 6-K and other information with the SEC. We have filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus supplement. This prospectus supplement, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus supplement to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

Our corporate Internet address is www.sequans.com. We make available free of charge on or through our website our annual reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by the SEC rules. Information contained on our website is not part of this prospectus supplement or any report filed with the SEC. You may read and copy any public reports we filed with the SEC, including all exhibits, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site http://www.sec.gov that contains reports, proxy and information statements, and other information that we filed electronically.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. Moreover, while we have and expect to continue to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed and we do not currently intend to list our ordinary shares on any market in France, our home country. As a result, we are not subject to the reporting and other requirements of listed companies in France. For instance, we are not required to publish quarterly or semi-annual financial statements. Accordingly, there is less publicly available information concerning our company than there would be if we were a U.S. public company.

PROSPECTUS

SEQUANS COMMUNICATIONS S.A.

$50,000,000

Ordinary Shares          Warrants          Units

We may offer, issue and sell from time to time up to US$50,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our ordinary shares, including in the form of American Depositary Shares, or ADSs, number of warrants to purchase ordinary shares and a combination of such securities, separately or as units, in one or more issuances. This prospectus provides a general description of offerings of these securities that we may undertake.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be permitted to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should read this prospectus, the accompanying prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can More Find Information About Us,” before you make your investment decision.

Our ordinary shares, in the form of ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “SQNS.” On July 25, 2012, the last reported sale price of our shares was $1.86 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NYSE or any other securities market or other exchanges of the securities, if any, covered by the prospectus supplement. There is currently no market through which warrants may be sold and purchasers may not be able to resell warrants purchased under this prospectus. This may affect the pricing of any warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the warrants and the extent of issuer regulation.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should read the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference before investing in our securities.

Owning our securities may subject you to tax consequences both in France and in the United States. This prospectus and any applicable prospectus supplement may not describe these consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement. In addition, your ability to enforce civil liberties under U.S. federal securities law may be affected adversely by the fact that we are incorporated under the laws of France, many of our officers and directors and experts named in this prospectus are residents of France or elsewhere outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. See “Enforcement of Civil Liabilities.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 21, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell our securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. Each time we offer our securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

In this prospectus, except where the context otherwise requires and for purposes of this prospectus only:

•	“we,” “us,” “our company,” “the Company,” “the registrant,” “our” and “SQNS” refer to Sequans Communications S.A. and its subsidiaries;

•	“shares” refer to our ordinary shares;

•	all references to the “Euro” or “€” are to the euro currency of the European Union and references to “U.S. dollars,” “dollars” or “$” are to Unites States dollars; and

•	discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are, by their nature, subject to risks and uncertainties. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward looking.

When used in this prospective, the words “anticipate”, “objective”, “may”, “might”, “should”, “could”, “can”, “intend”, “expect”, “believe”, “estimate”, “predict”, “potential”, “plan”, “is designed to” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	forecast and trends the markets in which we compete and in which our products are sold, including statements regarding the WiMAX and LTE markets;

•	our expectations regarding our expenses, sales and operations;

•	our expectations regarding our operating results;

•	our expectations regarding our customer concentration;

•	trends and challenges in the markets in which we operate, including average selling price reductions, cyclicality in the wireless communications industry and transitions to new process technologies;

•	our ability to anticipate the future market demands and future needs of our customers;

•	our ability to achieve new design wins;

•	our intent to expand our product platform to address the LTE market;

•	our plans for future products and enhancements of existing products;

•	anticipated features and benefits of our current and future products;

•	our growth strategy elements and our growth rate;

•	our ability to protect and defend our intellectual property against potential third party intellectual property infringement claims;

•	general economic conditions in our domestic and international markets; and

•	our future cash needs and our estimates regarding our capital requirements and our need for additional financing.

These statements reflect our current views with respect to future events and are based on assumptions and subject to risk and uncertainties. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We cannot assure you that our plans, intentions or expectations will be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus, our Form 20-F and our Form 6-K submissions furnished with the SEC, which can be obtained on the SEC’s website at www.sec.gov. The Company will not publicly release any revisions to these forward-looking statements after the date hereof. Readers are urged, however, to review the factors set forth in reports that we file and furnish from time to time with the SEC.

Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made under the caption “Risk Factors” in this prospectus, any accompanying prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2011 filed with the SEC on March 30, 2012, or Form 20-F, and our other submissions to the SEC, including any Form 6-K submissions furnished by us.

OUR COMPANY

We are a leading fabless designer, developer and supplier of 4G LTE and WiMAX semiconductor solutions for wireless broadband applications. Our solutions incorporate baseband processor and radio frequency, or RF, transceiver integrated circuits, or ICs, along with our proprietary signal processing techniques, algorithms and software stacks. Our high performance ICs deliver high throughput, low power consumption and high reliability in a small form factor and at a competitive price.

We leverage our deep understanding of system-level architecture and our advanced wireless signal processing and RF expertise to provide 4G semiconductor solutions for a wide range of wireless broadband devices. Our solutions serve as the core wireless broadband communications platform in these devices, including smartphones; USB dongles; portable routers; embedded wireless modems for laptops, netbooks, tablets, and other consumer multimedia and industrial devices; CPE, such as residential gateways. Since 2005 through June 30, 2012, we have shipped over 15 million semiconductor solutions, which have been deployed by leading wireless carriers around the world. Our WiMAX solutions are incorporated into the highly successful HTC EVO 4G, the first mass-market 4G smartphone, which was launched by Sprint in the United States in June 2010, as well as numerous subsequent HTC EVO smartphones and tablets, launched by Sprint, Virgin Mobile and Boost Mobile in the United States, KDDI in Japan, Korea Telecom in South Korea, and Vee TIME, Global Mobile, Vmax Telecom and Tatung InfoComm in Taiwan. Our LTE solutions are currently in commercial deployments in Australia and Brazil, undergoing certification testing at wireless carriers in the United States and under evaluation or in trials with wireless carriers in China, India, Japan, the Middle East, Russia and the United States.

We were incorporated as a société anonyme under the laws of the Republic of France, or France, on October 7, 2003, for a period of 99 years. We are registered at the Nanterre Commerce and Companies Register under the number 450 249 677. Our principal executive offices are located at 19 Le Parvis, 92073 Paris-La Défense, France, and our telephone number is +33 1 70 72 16 00. Our agent for service of process in the U.S. is GKL Corporate/Search, Inc., 915 L Street, Suite 1250, Sacramento, California 95814.

Our website is www.sequans.com. The information on, or that can be accessed through, our website is not part of this registration statement.

RISK FACTORS

Investing in our securities involves risks. You should read the risks and uncertainties set forth in the section entitled “Risk Factors” in our most recently filed Form 20-F, as updated by any Form 6-K furnished with the SEC, which are incorporated by reference in this prospectus, and the “Risk Factors” section in any relevant prospectus supplement, before investing in any securities that may be offered pursuant to this prospectus. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of those risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares and warrants as set forth in the applicable prospectus supplement.

CURRENCY AND EXCHANGE RATES

The following table sets forth, for each period indicated, the low and high exchange rates for Euros expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the noon buying rate in the City of New York for cable transfers in Euros as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate is: (i) with respect to any period ending on or prior to December 31, 2008, the Federal Reserve Bank of New York, and (ii) with respect to any period ending on or after January 1, 2009, the H.10 statistical release of the Federal Reserve Board. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus may vary.

	Year Ended December 31,
	2007	2008	2009	2010	2011
High	1.4862	1.6010	1.5100	1.4536	1.4875
Low	1.2904	1.2446	1.2547	1.1959	1.2926
Rate at end of period	1.4603	1.3919	1.4432	1.3269	1.2973
Average rate per period	1.3797	1.4726	1.3935	1.3261	1.3931

The following table sets forth, for each of the last six months, the low and high exchange rates for Euros expressed in U.S. dollars and the exchange rate at the end of the month based on the noon buying rate as described above. The source of the exchange rate is the H.10 statistical release of the Federal Reserve Board.

	January 2012	February 2012	March 2012	April 2012	May 2012	June 2012
High	1.3192	1.3463	1.3336	1.3337	1.3229	1.2703
Low	1.2682	1.3087	1.3025	1.3064	1.2405	1.2420
Rate at end of period	1.3053	1.3359	1.3334	1.3229	1.2364	1.2668

On July 20, 2012, the noon buying rate for Euros in New York City, as certified for customs purposes by the Federal Reserve Bank of New York, was €1.00 = $1.2176.

THE SECURITIES WE MAY OFFER

We may offer our ordinary shares, either in the form of shares or ADSs, or warrants to purchase ordinary shares, either in the form of shares or ADSs, either individually or in any combination, with a total value of up to $50,000,000 from time to time under this prospectus, together with any applicable prospectus supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering or through negotiated transactions. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus forms a part.

We may sell the securities directly to or through underwriters, dealers or agents. We and our underwriters or agents reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

DESCRIPTION OF SHARE CAPITAL

As of June 30, 2012, our share capital consisted of 34,683,839 issued ordinary shares, fully paid, and with a par value of €0.02 each, and total authorized capital of 49,736,037 ordinary shares. We have no preferred shares authorized or outstanding.

Under French law, our by-laws set forth only our issued and outstanding share capital as of the date of the by-laws. Our authorized share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon exercise of outstanding stock options, founders warrants, other warrants and convertible notes, as approved by our shareholders and our board of directors.

At the Shareholders’ Ordinary General Meeting and Extraordinary Meeting of Sequans Communications S.A., or the 2012 Shareholders’ Meeting, held on June 26, 2012, our shareholders delegated authority to the Board of Directors to carry out a capital increase up to a maximum nominal amount of €200,000 by issuing shares and/or securities that grant access to our equity and/or to securities that confer the right to an allotment of debt securities, reserved to a specific class of persons and revocation of preemptive subscription rights in favor of such class. The authorization is valid through December 26, 2013.

Reconciliation of the number of ordinary shares outstanding on the opening date of fiscal year 2012 and on June 30, 2012

Number of ordinary shares as of the opening date of the fiscal year 2012	34,667,339
Issuance of ordinary shares during Q1 2012	9,000
Issuance of ordinary shares during Q2 2012	7,500
Number of ordinary shares as of June 30, 2012	34,683,839

Dividends and Liquidation Rights

We may make dividend distributions to our shareholders from our net income in each fiscal year (after deductions for depreciation and reserves pursuant to French law and our by-laws), as increased or decreased by any profit or loss carried forward from prior years, and less any contributions to reserves that may be decided by the shareholders under the conditions described below. These distributions are also subject to the requirements of French law and our by-laws.

Pursuant to French law, we must allocate 5% of our net profits for each fiscal year to a legal reserve fund until the amount in that fund is equal to 10% of the nominal amount of our share capital. The legal reserve may not be distributed to shareholders and may not be used to repurchase or reimburse our shares.

Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits among special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, except in case of a capital decrease, we may not distribute dividends to shareholders when our net assets are or would become as a result of the distribution lower than the amount of share capital including reserves which, under French law, may not be distributed to shareholders.

Our by-laws provide that reserves which are available for distribution under French law and our by-laws may be distributed as dividends, subject to shareholder approval and other limitations under French law. Dividends or interim dividends may be paid in cash or shares.

If our interim income statement certified by our statutory auditors shows that, since the end of the preceding fiscal year, we have made distributable profits, our board of directors may, subject to French law and regulations, distribute interim dividends without the approval of our shareholders. An interim dividend may not exceed distributable profits.

Under French law, subject to the preferred dividends rights that may be attached to our preferred shares set forth in our by-laws, as the case may be, if we distribute dividends they must be distributed to our shareholders pro rata according to their share holdings. Holders of shares outstanding on the date of the shareholders’ meeting approving the distribution of dividends or, in the case of interim dividends, on the date our board of directors meets and approves the distribution of interim dividends are eligible to receive the dividend payment. The actual dividend payment date is decided by our shareholders at an ordinary general meeting, or by our board of directors, if no decision is taken by our shareholders. The payment of the dividends must occur within nine months of the end of our fiscal year. Under French law, dividends not claimed within five years of the date of payment revert to the French State.

In the event that we are liquidated, our assets remaining after payment of our debts, liquidation expenses and all of our other remaining obligations will be distributed first to repay the nominal value of our shares. After these payments have been made, subject to the preferred liquidation rights that may be attached to our preferred shares set forth in our by-laws, as the case may be, any surplus will be distributed pro rata among our shareholders based on the nominal value of their shareholdings.

To date, we have never declared or paid any cash dividends on our ordinary shares or preferred shares. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business.

Changes in Share Capital

We may increase our share capital only with approval of our shareholders at an extraordinary general meeting. The shareholders can authorize the board of directors to carry out the capital increase for a specified period of time. There are two methods to increase our share capital: the issuance of additional shares, including the creation of a new class of shares, and the increase in the nominal value of existing shares. We may issue additional shares for cash or for assets contributed in kind, upon the conversion of debt securities, by capitalization of our reserves or, subject to certain conditions, in satisfaction of our indebtedness. Although we have only one class of shares at the time of the offering, French law permits us to issue different classes of shares that may have different liquidation, voting and dividend rights.

We may decrease our share capital only with the approval of our shareholders at an extraordinary general meeting. The shareholders can authorize the board of directors to carry out the capital decrease for a specified period of time. There are two methods to decrease our share capital: decreasing the number of shares outstanding and decreasing the nominal value of our shares. The conditions under which the share capital may be decreased vary depending upon whether the decrease is attributable to losses. We may, under certain conditions, decrease the number of outstanding shares either by a distribution of shares to the shareholders or by the repurchase and cancellation of our shares. Any decrease must meet the requirements of French company law, which states that all the holders of shares in each class of shares must be treated equally unless each affected shareholder otherwise agrees.

Attendance and Voting at Shareholders’ Meetings

French companies may hold either ordinary or extraordinary shareholders’ general meetings. Ordinary general meetings are required for matters that are not specifically reserved by law to the extraordinary general meetings and include the election and dismissal of the members of the board of directors, the appointment of statutory auditors, the approval of a management report prepared by the board of directors, the approval of the annual accounts, the approval of agreements entered into between the company and its officers, directors and shareholders holding more than 10% of the voting rights, the declaration of dividends, the payment of dividends in shares, the repurchase by the company of its shares in connection with employee profit-sharing or share option plans, and the issue of bonds. Extraordinary general meetings are required for approval of amendments to our by-laws, modification of shareholders’ rights, mergers, increases or decreases in share capital (including a waiver of preferential subscription rights), the creation of a new class of shares, the authorization of the issue of securities convertible or exchangeable into shares and for the sale or transfer of substantially all of our assets.

Our board of directors is required to convene an annual general meeting of shareholders for approval of the annual accounts. This meeting must be held within six months of the end of our fiscal year. However, the president of the tribunal de commerce, the French commercial court, may order an extension of this six-month period. We may convene other ordinary and extraordinary meetings at any time during the year as necessary. Meetings of shareholders may be convened by our board of directors or, if it fails to call a meeting, by our statutory auditors or by a court-appointed agent. Shareholders holding individually or in the aggregate at least 5% of our share capital, or another interested party under certain circumstances, may petition the court to appoint an agent. The notice convening of a shareholders’ general meeting must state the agenda for the meeting.

Notice of a shareholders’ general meeting must be sent by regular or electronic mail, or registered letter if the shareholder so asks, at least 15 days before the meeting to all holders of registered shares who have held their shares for more than one month. However, in the case where quorum was not met at the original meeting and was therefore adjourned, the general meeting can be reconvened under the same agenda within a reduced six-day time period. The notice must include the agenda of the meeting and a draft of the resolutions that will be submitted to the shareholders.

Attendance and the exercise of voting rights at both ordinary and extraordinary general meetings of shareholders are subject to certain conditions pursuant to French law. Under our by-laws, in order to participate in any general meeting, a holder of registered shares must have his shares fully paid-in and registered in its name in a shareholder account maintained by or on behalf of us at least three days prior to the meeting.

Subject to the above restrictions, all of our shareholders have the right to participate in our general meetings, either in person or by proxy. Shareholders may vote, either in person, by proxy or by mail (by use of a form), and their votes are counted in proportion to the number of shares they hold. A shareholder may grant a proxy to his or her spouse, to another shareholder or, if the shareholder is a corporation, to a legal representative. A shareholder may grant a proxy to us by returning a blank proxy form. In this last case, the chairman of the shareholders’ meeting will vote the shares in favor of all resolutions proposed by the board of directors and against all others. Proxy forms will be sent to shareholders upon request. In order to be counted, proxies must be received prior to the shareholders’ general meeting at our registered office or at another address indicated in the notice convening the meeting. If requested by a shareholder at least six days prior to the meeting, we must send such shareholder a form to vote by mail and this form must be received by us at least two days prior to the date of a meeting in order to be valid. Under French law, our shares held by entities controlled directly or indirectly by us are not entitled to voting rights. There is no requirement that a shareholder have a minimum number of shares in order to be able to attend or be represented at an extraordinary general meeting.

Under French law, a quorum requires the presence, in person or by proxy (including those voting by mail) of shareholders having at least (1) 20% of the shares entitled to vote in the case of an ordinary shareholders’ general meeting or at an extraordinary shareholders’ general meeting where shareholders are voting on a capital increase by capitalization of reserves, profits or share premium, or (2) 25% of the shares entitled to vote in the case of any other extraordinary shareholders’ general meeting. If a quorum is not present, the meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened, but the reconvened meeting may consider only questions which were on the agenda of the adjourned meeting. When an extraordinary general meeting is reconvened, the quorum required is 20% of the shares entitled to vote, except where the reconvened meeting is considering capital increases through capitalization of reserves, profits or share premium. For these matters, no quorum is required at the reconvened meeting. If a quorum is not present at a reconvened meeting requiring a quorum, then the meeting may be adjourned for a maximum of two months.

At an ordinary shareholders’ general meeting, approval of any resolution requires the affirmative vote of a simple majority of the votes of the shareholders present or represented. The approval of any resolution at an extraordinary shareholders’ general meeting requires the affirmative vote of a two-thirds majority of the votes of shareholders present or represented, except that any resolution to approve a capital increase by capitalization of reserves only requires the affirmative vote of a simple majority of the votes of shareholders present or represented. Notwithstanding there rules, a unanimous vote is required to increase shareholders’ liabilities. Abstention from voting by those present or represented by proxy is counted as a vote against any resolution submitted to a vote.

In addition to the right to obtain certain information regarding us at any time, any shareholder may, from the date on which a shareholders’ meeting is convened until the fourth business day preceding the date of the shareholders’ meeting, submit written questions relating to the agenda for the meeting to our board of directors. Our board of directors is required to respond to these questions during the meeting.

As set forth in our by-laws, shareholders’ meetings are held at our registered office or at any other location specified in the written notice.

Preferential Subscription Rights

Holders of shares have preferential rights to subscribe on a pro rata basis for additional shares and securities convertible or exchangeable into shares. This right is only reserved to holders of ordinary shares or preferred shares. Shareholders may waive their preferential rights on an individual basis. During the subscription period relating to a particular offering of shares, shareholders may transfer their preferential subscription rights that they have not previously waived. To the extent permitted under French law, we intend to seek shareholder approval to waive preferential subscription rights at any extraordinary meeting where shareholders are asked to approve an increase in our capital by issuing additional shares and securities convertible or exchangeable into shares.

Form and Holding of Shares

Our by-laws provide that our ordinary shares shall be held in registered form. In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Registered shares are entered into an account maintained by us or by a representative that we have nominated. We maintain accounts in the name of each shareholder either directly or, at a shareholder’s request, through such shareholder’s accredited intermediary. Each shareholder’s account shows the name and number of shares held.

Repurchase and Redemption of Shares

Under French law, we may acquire our own shares for the following purposes only:

•	to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting. In this case, the repurchased shares must be cancelled within one month from their repurchase date;

•	to provide shares for distribution to employees or managers under a profit-sharing or share option plan; and

•	to facilitate an issue of additional shares or securities convertible or exchangeable into shares, a merger or a spin-off, approved by the shareholders at an ordinary general meeting. In this case, the repurchased shares cannot represent more than 0.25% of the amount of the share capital for one fiscal year and must be immediately cancelled.

The amounts repurchased under this section cannot result in us holding more than 10% of our own shares. In the event that such repurchases result in us holding more than 10% of our issued shares, we are required to transfer any shares in excess of the 10% threshold within one year. French law requires that we cancel any shares in excess of this 10% limit that have not been transferred within the one-year period.

When we purchase our own shares, they must be held in registered form and be fully paid. These shares are deemed to be outstanding under French law, but are not entitled to any dividends or voting rights, and we may not exercise preferential subscription rights. The shareholders, at an extraordinary general meeting, may decide not to take such shares into account in determining the preferential subscription rights attached to the other shares. In the absence of such a decision, the rights attached to any shares held by us must either be sold on the market before the end of the subscription period or distributed to other shareholders on a pro rata basis.

Cross Shareholdings and Holding of Our Shares by Our Subsidiaries

French law prohibits a company from holding our shares if we hold more than 10% of that company’s share capital and we may not own any interest in a French company holding more than 10% of our share capital. In the event of a cross shareholding that violates this rule, the company owning the smaller percentage of shares in the other company must sell its interest. Until sold, these shares are deprived of their voting rights. Failure by the officers and directors of a company to sell these shares is a criminal offense.

In the event that one of our subsidiaries holds our shares, these shares are deprived of their voting rights. However, French law does not require the subsidiary to sell the shares.

General Description of our By-laws

The following summarizes certain terms and provisions contained in our By-laws. This summary is not complete, and you should read our By-laws (statuts), which were filed as an exhibit to our Registration Statement on Form F-3, of which this prospectus forms a part.

Corporate Purposes (Article 3)

Our company is engaged in the business of researching, developing and commercializing silicon and software solutions in the areas of broadband wireless access, specifically compliant with WiMAX and LTE standards or other similar broadband wireless standards.

Our corporate purpose in France and in all countries includes the following:

•	The study, development and marketing of all products and/or services relating to radio fixed and/or optical-type communication networks systems;

•	Advising and training, by all means and technical media, relating to the aforementioned fields of operations;

•	The participation, directly or indirectly, in all transaction that may be related to any of the purposes defined above, through the creation of new companies or legal entities, the contribution, subscription, or purchase of securities or corporate rights, acquisition of interests, mergers, partnerships, or any other methods;

•	And, more generally, all industrial, commercial, and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the company’s business.

Directors’ Voting Powers

Under French law, agreements entered into directly or indirectly between us and our directors are subject to a prior approval of the board of directors and must be ratified by our ordinary shareholders’ general meetings on the basis of a specific report issued by our statutory auditors on such agreements. The director who is materially interested in the agreement cannot vote on the proposal at the board meeting.

As compensation, directors’ receive attendance fees (“jetons de presence”) set annually by the shareholders’ upon recommendation of the board of directors. The directors may take part in the vote on the resolution deliberating on their attendance fees. Then, shareholders are asked to approve specific fees for board members and each committee. Attendance fees must be differentiated from any other sum a director may receive as a compensation for a particular service provided (i.e. employment contract, chairman of the board). In addition, the directors may be granted warrants by the shareholders’ general meeting.

The participation of the directors at board of directors meetings is not mandatory. Directors may therefore be represented by another director at meetings. In such case, a written power of attorney can be given to another director. Each director may only represent one other director.

Rights, Preferences and Restrictions Attaching to Each Class of Shares

Our shareholders are not required to subscribe to any of our further capital calls.

At this time, we have only one class of shares. Each share gives the right to one vote on all matters submitted to our shareholders. Each share also gives the right to share in the profits and corporate assets, pro rata the amount of our share capital which it represents. Our shareholders only bear losses for up to the amount of their investment. However, in the event we declare bankruptcy, one or several shareholders who could be considered as either (i) having become our de facto manager and, as such, taken decisions that contributed to our insolvency or failed to take decisions that would have prevented such insolvency, or (ii) having in such capacity comingled vis-à-vis third parties between his or her own assets and our own assets may be liable for losses greater than his/her investment. In the event of a capital increase, a majority of shareholders may decide to suppress the preferential subscription rights of all shareholders in favor of a beneficiary or a category of beneficiaries, including existing shareholders who are nevertheless excluded from such vote.

We cannot increase the commitments or liabilities of our shareholders; such a change can only be agreed to by each shareholder individually.

Under our by-laws, our extraordinary general meeting may decide to issue preferred shares bearing preferred voting and financial rights.

Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of our Company

The sections of the by-laws relating to the number of directors, election and removal of a director from office may be modified only by a resolution adopted by 66 2⁄3% of our shareholders present or represented. These provisions, and other procedural provisions contained in our by-laws, may have the effect or delaying or deferring a change in control.

Ownership of ADSs or Shares by Non-French Residents

Neither the French Commercial Code nor our by-laws presently imposes any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, residents outside of France, as well as a French entity controlled by non-French residents, must file an administrative notice with French authorities in connection with the acquisition of a controlling interest, or leading non-French residents to hold a controlling interest, in our company or the acquisition of a controlling interest in any foreign entity holding a controlling interest in our company. Under existing administrative rulings, ownership of 33 1⁄3% or more of our share capital or voting rights is regarded as a controlling interest, but a lower percentage may be held to be a controlling interest in certain circumstances, depending upon such factors as:

•	the acquiring party’s option to buy additional shares;

•	loans and guarantees granted by the acquiring party to our company in amounts evidencing control over our financing; and

•	patent licenses granted by an acquiring party or management or technical assistance agreements with such acquiring party that place us in a dependent position vis-à-vis such party or its group.

Foreign Exchange Controls

Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

Our shareholders have the preferential subscription rights described above under “Description of Share Capital—Preferential Subscription Rights.” Under French law, shareholders have preferential rights to subscribe for cash issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of our securities in the U.S. (which may be in the form of shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act of 1933, as amended, or the Securities Act, is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the U.S. will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares and holders of ADSs in the U.S. to exercise the rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

For holders of our shares in the form of ADSs, the Depositary may make these rights or other distributions available to holders after we instruct it to do so in the United States. If we fail to do this and the Depositary determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders will receive no value for them. The section entitled “Description of American Depositary Receipts—Dividends, Other Distributions and Rights” explains in detail the depositary’s responsibility in connection with a rights offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers our ADSs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with the principal Paris office of Société Générale or any successor, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary in respect of the depositary facility. A copy of our Deposit Agreement among us, the depositary, owners and holders of ADSs was filed with the SEC as an exhibit to our Form F-6 filed on March 22, 2011.

Any ordinary shares that may be issued pursuant to this prospectus and the applicable prospectus supplement, whether directly or upon exercise of warrants, will be delivered in the form of ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs. Each ADS will represent one share (or a right to receive one share) deposited with the principal Paris office of Société Générale or any successor, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

We refer to the shares that are at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement as “Deposited Securities”.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under “Where You Can Find More Information About Us.”

Deposit, Transfer and Withdrawal

French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank. Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon deposit with the custodian of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of an ADS at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental charges and taxes provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the deposit agreement, the Company’s by-laws and the Deposited Securities, ADS owners are entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property and documents of title for such delivery will be at the risk and expense of the ADS holder.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Dividends, Other Distributions and Rights

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities in the depositary facility, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

While we do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future, if and when we do pay any cash dividend or other cash distribution on the ordinary shares, the depositary will convert, as promptly as practicable, any cash dividend or other cash distribution into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained with reasonable efforts, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “– Liability of Owner for Taxes” and “Certain Income Tax Considerations” below. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Ordinary Shares

The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution upon our request or after consulting with us. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares; however, the depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Ordinary Shares

If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal or practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf and in accordance with your instructions. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions

The depositary will send to ADS holders anything else we distribute on deposited securities by any means it determines is equitable and practicable after consulting with us, to the extent practicable. If it cannot make the distribution proportionally among the owners, the depositary may adopt another equitable and practical method subject to consulting with us, to the extent practicable. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the represented ordinary share or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the deposit agreement or (iii) to facilitate any other matter for which the record date was set.

Voting of Deposited Securities

ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, and subject to the laws of France and to our by-laws, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions provided that any such failure is without negligence and in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting enough in advance to withdraw the ordinary shares.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement at our direction, if given, by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay and we will not have any obligations thereunder to current or former ADS holders.

Charges of Depositary

See Item 12, “Description of Securities Other than Equity Securities – D. American Depositary Shares – Fees and Expenses” in our Form 20-F, which is incorporated by reference into this prospectus.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary. The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

DESCRIPTION OF WARRANTS

Warrants may be offered separately or together with ordinary shares. Each series of warrants will be issued under a separate warrant agreement or indenture to be entered into between us and one or more purchasers of such warrants or with banks or trust companies acting as warrant agent. The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent, if any, will act solely as our agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants.

The particular terms of each issue or series of warrants will be described in the related prospectus supplement. If warrants for the purchase of ordinary shares are offered, the description will include, where applicable:

•	the designation and aggregate number of warrants offered;

•	the price at which the warrants will be offered;

•	the currency or currency unit in which the warrants are denominated;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the number of ordinary shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which that amount of ordinary shares may be purchased upon exercise of each warrant;

•	the date or dates, if any, on or after which the warrants and the related ordinary shares will be transferable separately;

•	the minimum or maximum amount, if any, of warrants that may be exercised at any one time;

•	whether the warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and

•	any other terms, conditions and rights (or limitations on such rights) of the warrants.

We reserve the right to set forth in a prospectus supplement specific terms of the warrants that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the warrants described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such prospectus supplement with respect to such warrants.

CERTAIN INCOME TAX CONSIDERATIONS

Material United States Federal Income Tax Consequences

The following is a description of the material United States federal income tax consequences of the acquisition, ownership and disposition of our ADSs and warrants. This description addresses only the United States federal income tax consequences to holders that are purchasers of our ADSs and warrants and hold such ADSs and warrants as capital assets (generally property held for investment). This description does not address tax considerations applicable to holders that may be subject to special tax rules, including:

•	financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	certain former citizens or former long-term residents of the United States;

•	persons that received the ADSs or warrants as compensation for the performance of services;

•	persons that will hold the ADSs or warrants as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes;

•	holders that will hold the ADSs or warrants through a partnership or other pass-through entity;

•	U.S. Holders, as defined below, whose “functional currency” is not the United States dollar; or

•	holders that own directly, indirectly or through attribution 10.0% or more, of the voting power or value, of our shares.

Moreover, this description does not address the United States federal estate and gift or alternative minimum tax, or foreign, state or local tax, consequences of the acquisition, ownership and disposition of the ADSs or warrants.

This description is based on the United States Internal Revenue Code of 1986, as amended, or the “Code”, existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below.

For purposes of this description, a “U.S. Holder” is a beneficial owner of the ADSs or warrants that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

A “Non-U.S. Holder” is a beneficial owner of the ADSs or warrants that is neither a U.S. Holder nor a partnership, or other entity or arrangement treated as a partnership, for United States federal income tax purposes.

If a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes holds the ADSs or warrants, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Such a partner or partnership is encouraged to consult its tax advisor as to its tax consequences.

You are encouraged to consult your tax advisor with respect to United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of the ADSs or warrants.

For United States federal income tax purposes, you will be treated as the owner of our ordinary shares represented by your ADSs. Exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, will not be subject to United States federal income tax.

Distributions with Respect to ADSs

Subject to the discussion below under “Passive Foreign Investment Company Considerations”, if you are a U.S. Holder, for United States federal income tax purposes, the gross amount of any distribution made to you with respect to your ADSs (other than certain distributions, if any, of the ADSs distributed pro rata to all our shareholders), before reduction for any French taxes withheld therefrom, will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. Subject to the discussion below under “Passive Foreign Investment Company Considerations”, non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) with respect to taxable years beginning on or before December 31, 2012, provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “Passive Foreign Investment Company Considerations”, to the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in your ADSs and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under United States federal income tax principles and, therefore, if you are a U.S. Holder you should expect that the entire amount of any distribution generally will be reported as dividend income to you.

Dividends, if any, paid to U.S. Holders in euros or currency other than the U.S. dollar (“Other Foreign Currency”) will be includible in income in a U.S. dollar amount based on the prevailing spot market exchange rate in effect on the date of actual or constructive receipt whether or not converted into U.S. dollars at that time. Assuming dividends received in euros (or Other Foreign Currency) are converted into U.S. dollars on the day they are received, the U.S. Holder will not be required to recognize foreign currency gain or loss in respect of the dividend income. If, however, the payment is not converted at that time, a U.S. Holder will have a tax basis in euros (or Other Foreign Currency) equal to the U.S. dollar amount of the dividend included in income, which will be used to measure gain or loss from subsequent changes in exchange rates. Any gain or loss that a U.S. Holder recognizes on a subsequent conversion of euros (or Other Foreign Currency) into U.S. dollars (or on other disposition) will be U.S. source ordinary income or loss. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if the dividends are paid in euros (or Other Foreign Currency).

Subject to certain conditions and limitations, French tax withheld on dividends may be deducted from your taxable income or credited against your United States federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends, if any, that we distribute will constitute “passive category income”, or, in the case of certain U.S. Holders, “general category income”. A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements or if you engage in certain risk reduction transactions. If you are a U.S. Holder, dividends, if any, paid to you with respect to your ADSs will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. The rules relating to the determination of the foreign tax credit are complex, and you are encouraged to consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements”, if you are a Non-U.S. Holder, you will not be subject to United States federal income, or withholding, tax on dividends received by you on your ADSs, unless such income is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base).

Sale, Exchange or Other Disposition of ADSs

Subject to the discussion below under “Passive Foreign Investment Company Considerations”, if you are a U.S. Holder, you will recognize capital gain or loss on the sale, exchange or other disposition of your ADSs equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in your ADSs. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ADSs is eligible for the preferential rate of taxation applicable to long-term capital gains, with respect to taxable years beginning on or before December 31, 2012, if your holding period for such ADSs exceeds one year (i.e., such gain is long-term capital gain). Gain or loss, if any, recognized by a U.S. Holder will be treated as U.S. source gain or loss, as the case may be, for foreign tax credit limitation purposes. The deductibility of capital losses for United States federal income tax purposes is subject to limitations.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements”, if you are a Non-U.S. Holder, you will not be subject to United States federal income, or withholding, tax on any gain realized on the sale or exchange of such ADSs or warrants unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base); or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Considerations

A non-U.S. corporation will be classified as a “passive foreign investment company”, or a PFIC, for United States federal income tax purposes in any taxable year in which, after applying certain look-through rules, either

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose includes dividends, interest, royalties, rents, gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income, including amounts derived by reason of the temporary investment of funds raised in offerings of the ADSs. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

Based on the character of our gross income and the average value of our passive assets relative to the gross value of our assets for the taxable year ended December 31, 2011, we were not a PFIC for 2011. Because PFIC status is delivered annually based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for 2012 or any other future year until after the close of that year. While we intend to manage our business so as to avoid PFIC status, to the extent consistent with our other business goals, we cannot predict whether our business plans will allow us to avoid PFIC status. In addition, because the market price of the ADSs has fluctuated and is likely to fluctuate in the future and because that market price may affect the determination of whether we will be a PFIC, there can be no assurance that we will not be a PFIC for any taxable year.

If we are a PFIC for a given year, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you for the year (defined as your ratable portion of distributions in the year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or, if shorter, your holding period for the ADSs) and (b) any gain realized on the sale or other disposition (including a pledge) of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, the tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions with Respect to ADSs.”

Certain elections are available to U.S. Holders of shares that may serve to alleviate some of the adverse tax consequences of PFIC status described above. One such election is a qualified electing fund, or a QEF, election, under which you would be required to include in income on a current basis your pro rata share of our ordinary earnings as ordinary income and your pro rata share of our net capital gains as capital gain. However, we do not expect to provide to U.S. Holders the information needed to report income and gain pursuant to a QEF election, and we make no undertaking to provide such information in the event that we are a PFIC.

Under an alternative tax regime, you may also avoid certain adverse tax consequences relating to PFIC status discussed above by making a mark-to-market election with respect to your ADSs annually, provided that the ADSs are “marketable.” The ADSs will be marketable if they are regularly traded on certain U.S. stock exchanges, including the NYSE, or on certain non-U.S. stock exchanges. For these purposes, the shares will be considered regularly traded during any calendar year during which they are traded, other than in negligible quantities, on at least 15 days during each calendar quarter. U.S. Holders should be aware, however, that if we are determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of our subsidiaries that also may be determined to be a PFIC, and the mark-to-market election would not be effective for such subsidiaries.

If you choose to make a mark-to-market election, you would recognize as ordinary income or loss each year in which we are a PFIC an amount equal to the difference as of the close of the taxable year between the fair market value of your ADSs and your adjusted tax basis in your ADSs. Losses would be allowed only to the extent of net mark-to-market gain previously included by you under the election for prior taxable years. If the mark-to-market election were made, then the PFIC rules described above relating to excess distributions and realized gains would not apply for periods covered by the election. If you do not make a mark-to-market election for the first taxable year in which we are a PFIC during your holding period of the ADSs, you would be subject to interest charges with respect to the inclusion of ordinary income attributable to each taxable year in which we were a PFIC during your holding period before the effective date of such election.

If we are a PFIC, a holder of ADSs that is a U.S. Holder must file United States Internal Revenue Service Form 8621 for each tax year in which the U.S. Holder makes a disposition of ADSs, receives direct or indirect distributions on its ADSs, or makes one of the elections mentioned above with respect to its ADSs. Legislation enacted on March 18, 2010 creates an additional annual filing requirement for tax years beginning on or after the date of enactment for U.S. persons who are shareholders of a PFIC. The legislation does not describe what information will be required to be included in the additional annual filing, but rather grants the Secretary of the U.S. Treasury authority to decide what information must be included in such annual filing.

If we are a PFIC for a given taxable year, then you are encouraged to consult your tax advisor concerning the availability and consequences of making any of the elections mentioned above, as well as concerning your annual filing requirements.

Tax Treatment of Warrant Holders

Generally, a holder of our warrants will recognize gain or loss upon the sale, exchange or other taxable disposition of the warrants in an amount equal to the difference between the amount realized on the disposition and the holder’s tax basis for the warrants. Such gain or loss generally will be capital gain or loss, provided ordinary shares or ADSs which would be received upon exercise of the warrants would be held as a capital asset, and will be long term if the warrants have been held for more than one year. A holder’s tax basis for its warrants will be the price it paid for the warrants. In the case of a holder who acquired its warrants as part of an investment unit consisting of warrants and ordinary shares or ADSs, a portion of the purchase price of the investment unit must be allocated to the warrants based on the fair market value of the warrants.

The exercise of a warrant will not be a taxable event to a holder of the warrant. Upon exercise of a warrant, the holder’s tax basis in the ordinary shares or ADSs received therefor will be the sum of (a) its tax basis in the warrant and (b) the cash paid upon exercise of the warrant. The holding period for capital gain and loss purposes for the ordinary shares or ADSs received upon exercise of a warrant will not include the period during which the warrant was held by the holder.

Upon the expiration of a warrant, a holder will recognize a loss equal to its tax basis for the warrant. Such loss generally will be a capital loss, provided the ordinary shares or ADSs would have been held as a capital asset, and will be long term if the warrant has been held for more than one year.

The number of shares that may be purchased upon exercise of our warrants may be subject to adjustment from time to time upon the occurrence of certain events. Under Section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a holder of a warrant may be treated as a distribution with respect to any holder of a warrant whose proportionate interest in the earnings and profits of the Company is increased by such change or transaction. Thus, under future circumstances which may or may not occur, such an adjustment pursuant to the terms of the warrants may be treated as a distribution to the holder to the extent of the Company’s current or accumulated earnings and profits, without regard to whether the such holder receives any cash or other property.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on net investment income in excess of certain amounts. In the case of an individual, the tax will be imposed on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified adjusted gross income for the taxable year over $250,000 (in the case of a taxpayer filing a joint return or a surviving spouse), $125,000 (in the case of a married taxpayer filing a separate return) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) the entity’s “undistributed net investment income” for the taxable year and (2) the excess (if any) of the entity’s “adjusted gross income” over the dollar amount at which the highest tax bracket begins for such entity. A holder’s net investment income will include its gross dividend income and its net gains from the disposition of ADSs (or warrants), unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the ADSs and warrants.

Information with Respect to Foreign Financial Assets

Individuals who own “specified foreign financial assets” with an aggregate value in excess of $50,000 are required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities, including ADSs and warrants issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are encouraged to consult their tax advisors regarding the application of this reporting requirement as it relates to their ownership of ADSs and warrants.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements apply to certain payments to certain non-corporate holders of stock. Information reporting will apply to payments of dividends on, and to proceeds from the sale or redemption of, the ADSs (or warrants) made within the United States, or by a United States payor or United States middleman, to a holder of the ADSs (or warrants), other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ADSs (or warrants) within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the beneficial owner’s United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

French Material Tax Consequences

The following is a description of the material French tax consequences of the acquisition, ownership and disposition of our ADSs by a U.S. Holder. This description is based on applicable tax laws, regulations and judicial decisions as of the date of this annual report, and, where applicable, the Convention between the United States of America and France for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, dated of August 31, 1994, as amended from time to time (the “U.S. Treaty”).

This description is based in part upon the representation of the custodian and the assumption that each obligation in the Depositary Agreement with the depositary relating to your ADRs and any related agreement will be performed in accordance with their terms.

The following is a description of the principal tax effect on U.S. Holders for the purposes of French tax if, all of the following points apply:

•	the U.S. Holder owns, directly, indirectly or constructively, less than 10% of the Company capital and dividend rights;

•	the U.S. Holder is entitled to the benefits of the U.S. Treaty (including under the “limitations on benefits” article of the U.S. Treaty);

•	the U.S. Holder does not hold the ADSs through a permanent or a fixed base in France;

•	the U.S. Holder is not multi-resident;

•	the U.S. Holder does not hold the ADSs through a non-U.S. based pass-through entity; and

•	the U.S. Holder does not receive dividend, capital gains or other payments on the ADSs on an account located in a Non-cooperative State as defined in Article 238-0 A of the French General Tax Code and
as mentioned in a list published by the French tax authorities as amended from time to time (on January 1st of each year).

A U.S. Holder to whom all the above requirements apply will be hereafter defined as a Qualifying U.S. Holder.

This description is relevant only to holders of ADSs who are Qualifying U.S. Holders.

For purposes of the U.S. Treaty Qualifying U.S. Holders of ADSs will be treated as the owners of Company’s ordinary shares represented by such ADSs.

Special rules apply to U.S. expatriates, insurance companies, pass-through entities and investors in such entities, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax and securities broker-dealers, among others. Those special rules are not discussed in this annual report.

Holders of Company ADSs are encouraged to consult their own tax advisors as to the particular tax consequences to them of owning our ADS, including their eligibility for benefits under the U.S. Treaty, the application and effect of state, local, foreign and other tax laws and possible changes in tax laws or in their interpretation.

Taxation of Dividends

Dividends paid by a French company to non-French holders are generally subject to a 30% withholding tax (or 21% if the holder is an individual resident of the EU, Norway or Iceland). Such 30% withholding tax rate can be increased to 55% if the dividend is paid towards non-cooperative States or territories (as mentioned above) irrespective of the tax residence of the beneficiary of the dividends. Such withholding tax rates may, however, be reduced by application of a tax treaty with France.

Dividends paid to a Qualifying U.S. Holder by French companies are immediately subject to a reduced rate of 15%, provided that such Qualifying U.S. Holder establishes before the date of payment of the dividend that he or she is a U.S. resident under the U.S. Treaty by completing and delivering the depositary with a simplified certificate (Form 5000) (the “Certificate”) in accordance with French tax guidelines (Instruction n°4-J-1-05 dated February 25, 2005). Dividends paid to a Qualifying U.S. Holder that has not filed and delivered to the paying agent the Certificate before the dividend payment date, will be subject to French withholding tax at the rate of 30%. The tax withheld in excess of 15% can be refunded by the French tax authorities provided that such Qualifying U.S. Holder duly completes and provides the French tax authorities with the Certificate and Form 5001 (the “Forms”) before December 31 of the second calendar year following the year during which the dividend is paid. U.S. pension funds and other tax exempt entities are subject to the same general filing requirement as the U.S. Holders, except that they may be required to supply additional documentation evidencing their entitlement to these benefits.

Taxation of Capital Gains

A Qualifying U.S. Holder will not be subject to any French income or withholding tax on any capital gain realized upon the sale or exchange of ADSs of the Company.

Estate and Gift Taxes

Under the Convention Between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts dated November 24, 1978 (as amended from time to time), if a U.S. Holder transfers his or her shares by gift or by reason of the U.S. Holder’s death, that transfer will not be subject to French gift or inheritance tax unless the U.S. Holder is domiciled in France at the time of making the gift or at the time of his or her death or if the shares are held for use in the conduct of a business or profession through a permanent establishment or a fixed base in France.

Wealth Tax

Qualifying U.S. Holders will not be subject to French wealth tax.

Tax Treatment of Warrant Holders

The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the warrants described in this prospectus. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential tax effects of the purchase, ownership or disposition of warrants. It does not constitute legal or tax advice.

The following summary does not address the treatment of warrants that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of warrants in light of their particular circumstances.

Capital gains

Non-French resident holders of warrants who do not hold the warrants in connection with a business or profession conducted in France will not be subject to any French income tax or capital gains tax on the sale, disposal or redemption of the warrants.

Transfers of warrants made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax

France imposes estate and gift tax on warrants of a French company that are acquired through inheritance or by gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978, a transfer of warrants by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the warrants were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

French wealth tax generally does not apply to warrants owned by non-French residents.

ENFORCEMENT OF CIVIL LIABILITIES

We are a société anonyme, or limited liability corporation, organized under the laws of France. The majority of our directors and executive officers reside in France and other countries outside the U.S. All or a substantial portion of our assets and of such persons’ assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce, either inside or outside the United States, judgments against us or such persons obtained in U.S. courts or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon the civil liability provisions of the federal securities laws of the United States. In an original action brought in France predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.

We have designated GKL Corporate/Search, Inc., 915 L Street, Suite 1250, Sacramento, California 95814, as our agent for service of process in the United States with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers;

•	through any other methods described in a prospectus supplement; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

LEGAL MATTERS

The validity of the ordinary shares, warrants and any combination thereof offered by this prospectus and legal matters will be passed upon by Orrick Rambaud Martel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to our Form 20-F, have been so incorporated in reliance on the report of Ernst & Young Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2011 filed with the SEC on March 30, 2012;

•	our Reports of Foreign Issuer on Form 6-K furnished with the SEC on March 30, 2012, April 26, 2012, May 24, 2012, June 27, 2012 and July 26, 2012;

•	the description of our securities in the Registration Statement on Registration No. 333-173001 under the “Description of American Depositary Shares”.

The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 6-K and Form 20-F qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 6-K and Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus.

We incorporate by reference into this prospectus all subsequent annual reports on Form 20-F after the date of this prospectus and before we terminate this offering. We also may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus and before we terminate this offering that we identify in the Form 6-K as being incorporated into this registration statement. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: 19 Le Parvis, 92073 Paris-La Défense, France. The telephone number at this address is +33 1 70 72 16 00. Where You Can Find More Information About Us.

We are a foreign private issuer (as such term is defined in the Securities Exchange Act of 1934, or the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 20-F, and furnish reports on Form 6-K and other information with the SEC. We have filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

Our corporate Internet address is www.sequans.com. We make available free of charge on or through our website our annual reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by the SEC, rules. Information contained on our website is not part of this report or any other report filed with the SEC. You may read and copy any public reports we filed with the SEC, including all exhibits, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site http://www.sec.gov that contains reports, proxy and information statements, and other information that we filed electronically.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. Moreover, while we have and expect to continue to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed and we do not currently intend to list our ordinary shares on any market in France, our home country. As a result, we are not subject to the reporting and other requirements of listed companies in France. For instance, we are not required to publish quarterly or semi-annual financial statements. Accordingly, there is less publicly available information concerning our company than there would be if we were a U.S. public company.

American Depositary Shares

Representing 12,500,000 Ordinary Shares

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Needham & Company

Co-Manager

Craig-Hallum Capital Group

November 21, 2013